Filed Pursuant to Rule 424(b)(5)

Registration No. 333-212973

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, par value $0.01 per share, of Piedmont Office Realty Trust, Inc.	$250,000,000	$25,175

(1)	This registration fee has been calculated and is being paid in accordance with Rule 457(r) and Rule 456(b) under the Securities Act of 1933, as amended.

Prospectus supplement

(To Prospectus dated August 8, 2016)

$250,000,000

Piedmont Office Realty Trust, Inc.

Common shares

This prospectus supplement and the accompanying prospectus relate to the offer and sale from time to time of shares of our common stock, par value $0.01 per share, having an aggregate gross sales price of up to $250,000,000. Our common shares to which this prospectus supplement relates will be offered over a period of time and from time to time through J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc. as our agents, which we refer to collectively as the Agents, for resale, in accordance with the terms of the equity distribution agreement we have entered into with the Agents. Sales of our common shares, if any, may be made in negotiated transactions or transactions that are deemed to be “at-the-market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, which we refer to as the Securities Act, including sales made directly on the New York Stock Exchange, or the NYSE, or sales made to or through a market maker other than on an exchange.

Our common shares are listed on the NYSE under the symbol “PDM.” The last reported sale price of our common shares as reported on the NYSE on August 5, 2016 was $21.32 per share.

We will pay each of the Agents a commission of up to 2% of the gross proceeds of common shares sold by such Agent, as our agent, pursuant to this prospectus supplement. Subject to the terms and conditions of the equity distribution agreement, the Agents will use commercially reasonable efforts consistent with their normal trading and sales practices to sell the shares on our behalf. The offering of common stock pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all the shares of our common stock subject to the equity distribution agreement, and (2) the termination of the equity distribution agreement, pursuant to its terms, by either the Agents or us.

We may also sell our common shares to the Agents as principals for their own accounts at prices agreed upon at the time of sale. If we sell our common shares to any of the Agents as principals, we will enter into a separate terms agreement with such Agents.

Investing in our common shares involves risks. See “Risk factors” beginning on page S-3 of this prospectus supplement to read about factors you should consider before buying our common shares.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

J.P. Morgan	BofA Merrill Lynch	Morgan Stanley	SunTrust Robinson Humphrey

August 8, 2016

Prospectus supplement

Prospectus

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the shares being offered and other information you should know before investing in our common shares.

You should rely only on the information incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the Agents have not, authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Agents are not, offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common shares. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Piedmont Office Realty Trust, Inc. is a Maryland corporation. Our principal executive offices are located at 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097. Our main telephone number is (770) 418-8800. Our website is http://www.piedmontreit.com. Information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Piedmont,” “we,” “us” and “our” refer, collectively, to Piedmont Office Realty Trust, Inc. and its consolidated subsidiaries, including Piedmont Operating Partnership, LP; the “Company” refers only to Piedmont Office Realty Trust, Inc. and not to any of its subsidiaries or affiliates; and the “Operating Partnership” refers only to Piedmont Operating Partnership, LP and not to its parent or subsidiaries or affiliates.

Cautionary note regarding forward-looking statements

Certain statements made in or incorporated by reference into this prospectus supplement, and other written or oral statements made by us or on our behalf, may constitute “forward-looking statements” within the meaning of the federal securities laws. In addition, we, or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents that Piedmont files with the SEC or in connection with oral statements made to the press, potential investors or others. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward-looking statements include statements preceded by, followed by, or that include the words “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. These forward-looking statements are based on beliefs and assumptions of our management, which in turn are based on information available at the time the statements are made. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding the demand for office space in the markets in which we

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operate, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	Economic, regulatory, and/or socio-economic changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space, may cause our operating results to suffer and decrease the value of our real estate properties;

•	The impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases;

•	Changes in the economies and other conditions affecting the office sector in general and the specific markets in which we operate, particularly in Washington, D.C., the New York metropolitan area, and Chicago, where we have high concentrations of office properties;

•	Lease terminations or lease defaults, particularly by one of our large lead tenants;

•	Adverse market and economic conditions may negatively affect us and could cause us to recognize impairment charges on both our long-lived assets or goodwill or otherwise impact our performance;

•	The success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestures;

•	The illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties;

•	Acquisitions of properties may have unknown risks and other liabilities at the time of acquisition;

•	Development and construction delays and resultant increased costs and risks may negatively impact our operating results;

•	Our real estate development strategies may not be successful;

•	Future acts of terrorism in any of in the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants, could significantly impact the demand for, and value of, our properties;

•	Costs of complying with governmental laws and regulations;

•	Additional risks and costs associated with directly managing properties occupied by government tenants;

•	Future offerings of debt or equity securities may adversely affect the market price of our common stock;

•	Changes in market interest rates may have an effect on the value of our common stock;

•	Uncertainties associated with environmental and other regulatory matters;

•	Potential changes in the domestic or global political environment, or any potential reduction in federal or state funding of our governmental tenants;

•	We may be subject to litigation, which could have a material adverse effect on our financial condition;

•	Changes in tax laws impacting real estate investment trusts, or REITs, and real estate in general, as well as Piedmont’s ability to continue to qualify as a REIT under the Internal Revenue Code (the “Code”); and

•	Other factors, including the risk factors discussed in the section entitled “Risk factors” beginning on page S-3 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2015, which we refer to as our Form 10-K.

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Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

Additional information concerning the risks and uncertainties listed above and other factors that you may wish to consider with respect to any investment in our securities is contained elsewhere in our filings with the SEC.

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Summary

The following summary highlights information more fully described elsewhere or incorporated by reference in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. Before making an investment decision to invest in our common shares, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the sections entitled “Risk factors” beginning on page S-3 of this prospectus supplement and in our Form 10-K, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Piedmont Office Realty Trust, Inc. and Piedmont Operating Partnership, LP

Piedmont Office Realty Trust, Inc. is a Maryland corporation that operates in a manner so as to qualify as a REIT for federal income tax purposes and engages in the acquisition and ownership of commercial real estate properties throughout the United States, including properties that are under construction, are newly constructed, or have operating histories. The Company was incorporated in 1997, commenced operations in 1998, and listed its common stock on the NYSE in 2010. We conduct business primarily through Piedmont Operating Partnership, LP, a Delaware limited partnership, as well as performing the management of our buildings through two wholly-owned subsidiaries, Piedmont Government Services, LLC and Piedmont Office Management, LLC. We own 99.9% of, and are the sole general partner of the Operating Partnership and as such, possess full legal control and authority over the operations of the Operating Partnership. The remaining 0.1% ownership interest of the Operating Partnership is held indirectly by us through our wholly-owned subsidiary, Piedmont Office Holdings, Inc., or POH, the sole limited partner of the Operating Partnership. The Operating Partnership owns properties directly, through wholly-owned subsidiaries and through both consolidated and unconsolidated joint ventures.

As of June 30, 2016, Piedmont owned 66 in-service office properties, one redevelopment asset and two development assets, and one building through an unconsolidated joint venture. Piedmont’s 66 in-service office properties comprise approximately 18.5 million square feet of primarily Class A commercial office space, and were approximately 91.4% leased as of June 30, 2016. As of June 30, 2016, approximately 80% of our annualized lease revenue was generated from select office sub-markets in the following cities: Atlanta, Boston, Chicago, Dallas, Minneapolis, New York, Orlando and Washington, D.C.

The offering

The following summary contains basic information about the common shares and the offering and is not intended to be complete. It does not contain all the information that is important to you. For a complete understanding of the common shares, you should read the section of the accompanying prospectus entitled “Description of Piedmont Office Realty Trust, Inc. capital stock” and “Certain provisions of Maryland law and Piedmont Office Realty Trust, Inc.’s Charter and Bylaws.”

Issuer	Piedmont Office Realty Trust, Inc.

Common shares offered	Common shares, par value $0.01 per share, having aggregate gross sales proceeds of up to $250,000,000.

Use of proceeds after expenses	We intend to use the net proceeds from this offering for working capital, capital expenditures and other general corporate purposes, which may include the acquisition, development and redevelopment of office properties and repayment and refinancing of debt.

Restrictions on ownership	To facilitate maintenance of our qualification as a REIT for federal income tax purposes, the ownership limit under our articles of incorporation, as amended, which we refer to as our Charter, prohibits ownership, directly or by virtue of the attribution provisions of the Code, by any person or persons acting as a group of more than 9.8% of our issued and outstanding common shares, subject to certain exceptions. Further, our Charter includes provisions allowing us to stop transfers of our shares and to redeem our shares that are intended to assist us in complying with these requirements. See “Description of Piedmont Office Realty Trust, Inc. capital stock” and “Certain provisions of Maryland law and Piedmont Office Realty Trust, Inc.’s Charter and Bylaws” beginning on page 17 of the accompanying prospectus.

Risk factors	Your investment in our common shares involves substantial risks. In consultation with your financial and legal advisors, you should carefully consider the matters discussed under the sections entitled “Risk factors” beginning on page S-3 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

NYSE symbol	“PDM”

Risk factors

Your investment in our common shares involves substantial risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below and other information that we file with the SEC before making a decision to invest in our common shares. If any of the risks contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus develop into actual events, our business, financial condition, liquidity, results of operations, cash flows and prospects could be materially and adversely affected, the market price of our common shares could decline and you may lose all or part of your investment.

This offering may be dilutive and there may be future dilution of our common shares.

Giving effect to the issuance of common shares in this offering, the receipt of the expected net proceeds and the use of those proceeds, this offering may have a dilutive effect on our expected net income available to common shareholders per share and funds from operations per share. The actual amount of dilution cannot be determined at this time and will be based on numerous factors. Additionally, we are not restricted from issuing additional securities in the future, including common shares, securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or any substantially similar securities. Our dividends can be paid as a combination of cash and stock in order to satisfy the annual distribution requirements applicable to REITs. To the extent that management considers it advisable to distribute gains from any asset sales to shareholders in the form of a special dividend, we may pay any such dividend in the form of stock. See “Material U.S. federal income tax considerations” in the accompanying prospectus for a discussion of the federal income tax consequences of receiving a dividend in the form of REIT shares. The market price of our common shares could decline as a result of issuances or sales of a large amount of our common shares in the market after this offering or the perception that such issuances or sales could occur. Additionally, future issuances or sales of substantial amounts of our common shares may be at prices below the offering price of the common shares offered by this prospectus supplement and may adversely impact the market price of our common shares.

Debt financing may not be available and additional equity issuances could be dilutive to our shareholders.

Our ability to execute our business strategy depends on our access to an appropriate blend of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred equity.

Debt financing may not be available in sufficient amounts, or on favorable terms or at all. Instability in the credit markets may negatively impact our ability to borrow and refinance existing borrowings at acceptable rates or at all. In addition, if we issue additional equity securities to finance developments and acquisitions instead of incurring debt, the interests of existing shareholders could be diluted.

There are significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock.

The U.S. stock markets, including the NYSE on which our common stock is listed, have historically experienced significant price and volume fluctuations. The market price of our common stock may be highly volatile and could be subject to wide fluctuations and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. If the market price of our common stock declines significantly, stockholders may be unable to resell their shares at or above their purchase price. We cannot assure stockholders that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our stock price or result in fluctuations in the price or trading volume of our common stock include the following:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or the real estate industry, although no assurance can be given that any research reports about us will be published or the accuracy of such reports;

•	changes in our dividend policy;

•	future sales of substantial amounts of our common stock by our existing or future stockholders;

•	increases in market interest rates, which may lead purchasers of our stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional stockholders;

•	material, adverse litigation judgments;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Our management team will have broad discretion regarding the use of net proceeds from this offering, and we may use the proceeds in ways with which you disagree.

Our management team will have broad discretion regarding the use of net proceeds from this offering and could use the proceeds in ways that do not improve our results of operations or enhance the value of our common shares. As a result, investors will be relying on the judgment of management for the application of the proceeds from this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds will be used in ways with which you agree. Our failure to apply these funds effectively could have a material adverse effect on our business and financial condition.

Our failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

We are owned and operated in a manner intended to qualify us as a REIT for U.S. federal income tax purposes; however, we do not have a ruling from the IRS as to our REIT status. In addition, we own all of the common stock of a subsidiary that has elected to be treated as a REIT, and if our subsidiary REIT were to fail to qualify as a REIT, it is possible that we also would fail to qualify as a REIT unless we (or the subsidiary REIT) could qualify for certain relief provisions. Our qualification and the qualification of our subsidiary REIT as a REIT will depend on satisfaction, on an annual or quarterly basis, of numerous requirements set forth in highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. A determination as to whether such requirements are satisfied involves various factual matters and circumstances not entirely within our control. The fact that we hold substantially all of our assets through our operating partnership and its subsidiaries further complicates the application of the REIT requirements for us. No assurance can be given that we, or our subsidiary REIT, will qualify as a REIT for any particular year.

If we, or our subsidiary REIT, were to fail to qualify as a REIT in any taxable year for which a REIT election has been made, the non-qualifying REIT would not be allowed a deduction for dividends paid to its stockholders in computing our taxable income and would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless the non-qualifying REIT were to obtain relief under certain statutory provisions, the non-qualifying REIT also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce our net earnings available for investment or distribution to our stockholders because of the additional tax liability to us for the years involved. As a result of such additional tax liability, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us in order to pay the applicable tax.

Our board of directors could elect for us to be subject to certain Maryland law limitations on changes in control that could have the effect of preventing transactions in the best interest of our stockholders.

Certain provisions of Maryland law may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under certain circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or any affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and thereafter impose supermajority voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, except solely by virtue of a revocable proxy, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

Our bylaws contain a provision exempting any acquisition by any person of shares of our stock from the control share acquisition statute, and our board of directors has adopted a resolution exempting any business combination with any person from the business combination statute. As a result, these provisions currently will not apply to a business combination or control share acquisition involving our company. However, our board of directors may opt into the business combination provisions and the control share provisions of Maryland law in the future.

Additionally, Maryland law permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter or our bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not currently employ. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring, or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price.

Our charter, our bylaws, the limited partnership agreement of our operating partnership, and Maryland law also contain other provisions that may delay, defer, or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. In addition, the employment agreements with our named executive officers contain, and grants under our incentive plan also may contain, change-in-control provisions that might similarly have an anti-takeover effect, inhibit a change of our management, or inhibit in certain circumstances tender offers for our common stock or proxy contests to change our board.

Our common shares constitute equity and are subordinate to our existing and future indebtedness and our preferred stock, and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

Our common shares represent equity interests in us and do not constitute indebtedness. Accordingly, our common shares will rank junior to all of our existing and future indebtedness and to other non-equity claims on Piedmont with respect to assets available to satisfy such claims. Holders of our common shares are also subject to the prior dividend and liquidation rights of the holders of our preferred stock. In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our common shares to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, holders of our common shares will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common shares as to distributions and in liquidation, which could negatively affect the value of our common shares.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured, or by issuing additional debt or equity securities, which could include issuances of medium-term notes, senior notes, subordinated notes, guarantees, preferred shares, hybrid securities, or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive distributions of our available assets before distributions to the holders of our common shares. Because our decision to incur debt and issue securities in future offerings may be influenced by market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings or debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Resales of our common shares in the public market following this offering may cause the market price of our common shares to fall.

We may issue common shares having aggregate gross sales proceeds of up to $250,000,000 from time to time in connection with this offering. This issuance from time to time of these new shares of our common stock, or our ability to issue these common shares in this offering, could result in resales of our common shares by our current shareholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our common shares.

We may not be able to maintain our current dividend level.

We pay regular quarterly dividends to holders of our common stock. On August 3, 2016, we announced quarterly dividends on our common shares of $0.21 per share for the third quarter of 2016. To the extent we continue to pay dividends at the current dividend rate, we expect to use cash flows from operations reduced by annual operating capital expenditures to fund the dividend payments to common stockholders in 2016. We expect to use cash and cash equivalents and, if our net cash flows from operations are not sufficient to meet our anticipated dividend payment rate, line of credit borrowings to fund dividend payments in 2016.

Our board of directors reviews our dividend quarterly. Our dividends can be paid as a combination of cash and stock in order to satisfy the annual distribution requirements applicable to REITs. To the extent that management considers it advisable to distribute gains from any asset sales to shareholders in the form of a special dividend, we may pay a portion of such dividend in the form of stock.

Future dividend payments by us will be paid at the discretion of the board of directors. In evaluating whether to pay any dividends and the level and form of such dividends, we anticipate that the board will consider, among other factors, the following:

•	the impact of the additional shares issued in this offering;

•	the application of the use of proceeds from this offering;

•	funds from our operations, our financial condition and capital requirements in light of the current economic climate;

•	the annual distribution requirements under the REIT provisions of the Code;

•	the impact of the payment of any special dividend, including any additional shares issued in connection with a special dividend paid in the form of stock; and

•	other factors that the board of directors deems relevant.

There can be no assurance that the current dividend level will be maintained in future periods.

Use of proceeds

We intend to use the net proceeds from this offering for working capital, capital expenditures and other general corporate purposes, which may include the acquisition, development and redevelopment of office properties and repayment and refinancing of debt.

Affiliates of each Agent serve as lender or in other roles under one or more of our $300 million unsecured 2011 term loan, our $300 million unsecured 2013 term loan, our $170 million unsecured 2015 term loan and our $500 million unsecured 2015 line of credit. As described above, we may use part or all of the net proceeds of this offering to reduce borrowings outstanding under such debt from time to time, in which case those affiliates will receive a portion of the net proceeds from this offering through the repayment of such debt. See “Plan of distribution (Conflicts of interest).”

Price range of common shares

Our common shares are listed and traded on the NYSE under the symbol “PDM.” As of August 2, 2016, there were 145,229,642 of our common shares issued and outstanding, held by 11,995 shareholders of record. The following table sets forth for the fiscal quarters indicated, high and low reported sales prices per share on the NYSE and the cash distributions per share with respect to such fiscal quarter.

	Share price		Dividends declared
	High	Low
2016:
First Quarter	$20.49	$17.10	$0.21
Second Quarter	$21.54	$19.36	$0.21
Third Quarter (through August 5, 2016)	$22.00	$21.09	$0.21

2015:
First Quarter	$20.15	$17.61	$0.21
Second Quarter	$19.04	$16.83	$0.21
Third Quarter	$18.95	$16.54	$0.21
Fourth Quarter	$19.85	$17.77	$0.21

2014:
First Quarter	$17.42	$15.83	$0.20
Second Quarter	$19.80	$16.82	$0.20
Third Quarter	$19.97	$17.64	$0.20
Fourth Quarter	$20.05	$17.44	$0.21

2013:
First Quarter	$20.00	$17.94	$0.20
Second Quarter	$21.09	$16.49	$0.20
Third Quarter	$19.06	$16.83	$0.20
Fourth Quarter	$18.94	$15.86	$0.20

On August 5, 2016, the last reported sale price of our common stock on the NYSE was $21.32 per share.

Dividend policy

We pay regular quarterly dividends to holders of our common shares. We expect to use cash and cash equivalents and, if our net cash flows from operations are not sufficient to meet our anticipated dividend payment rate, line of credit borrowings to fund dividend payments in 2016.

Our board of directors reviews the dividend quarterly. Our dividends can be paid as a combination of cash and stock in order to satisfy the annual distribution requirements applicable to REITs. To the extent that management considers it advisable to distribute gains from any asset sales to shareholders in the form of a special dividend, we may pay a portion of such dividend in the form of stock.

Future dividend payments by us will be paid at the discretion of the board of directors. In evaluating whether to pay any dividends and the level of such dividends, we anticipate that the board will consider, among other factors, the following:

•	the impact of the additional shares issued in this offering;

•	the application of the use of proceeds from this offering;

•	funds from our operations, our financial condition and capital requirements in light of the current economic climate;

•	the annual distribution requirements under the REIT provisions of the Code;

•	the impact of the payment of any special dividend, including any additional shares issued in connection with a special dividend paid in the form of stock; and

•	other factors that the board of directors deems relevant.

There can be no assurance that the current dividend level will be maintained in future periods.

Please see “Material U.S. federal income tax considerations—Taxation of the Company” beginning on page 28 of the accompanying prospectus for more information on our annual distribution requirements as a REIT.

Plan of distribution (Conflicts of interest)

We have entered into an equity distribution agreement with our Agents, under which we may, from time to time, offer and sell shares of our common stock, having an aggregate gross sales price of up to $250,000,000.

Sales of the shares of our common stock through our Agents, if any, will be made by means of ordinary brokers’ transactions on the NYSE at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices, in block transactions, or as otherwise agreed upon by us and our Agents. Our Agents will not engage in any transactions that stabilize the price of our common stock.

Subject to the terms and conditions of the equity distribution agreement, our Agents will use their commercially reasonable efforts consistent with their normal trading and sales practices to sell, as our Agents, the common shares offered hereby, from time to time, based upon instructions from us (including any price, time or size limits or other customary parameters or conditions we may impose). Either we or our Agents may suspend the offering of shares of our common stock pursuant to the equity distribution agreement by notifying the other party. Our Agents are not required to sell any specific number or dollar amount of shares of our common stock.

For their services as our Agent, we will pay to each of our Agents a commission that will not exceed 2.0% of the gross sales price per share of our common stock that each of our Agents sells pursuant to the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares. We have agreed to reimburse each of our Agents for certain of their legal expenses in certain circumstances. We estimate that the total expenses associated with the commencement of the offering payable by us, excluding compensation payable to our Agents under the equity distribution agreement, will be approximately $335,000.

Each of our Agents will provide written confirmation to us following the close of trading on the NYSE on each day in which shares of our common stock are sold by our Agents on our behalf under the equity distribution agreement. Each confirmation will include the number of shares sold on that day, the gross offering proceeds received from such sales, the volume weighted average price for all sales of the common stock and the compensation payable by us to our Agents.

Settlement for sales of our common stock will occur on the third business day following the date on which any sales were made, or such earlier day as is industry practice for regular-way trading, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will deliver to the NYSE copies of this prospectus supplement pursuant to the rules of the NYSE. We will report at least quarterly the aggregate number of common shares sold through our Agents under the equity distribution agreement, the net proceeds to us and the compensation paid by us to our Agents in connection with the sales of our common stock.

In connection with the sale of the common stock on our behalf, our Agents may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to our Agents may be deemed to be underwriting commissions or discounts. We have agreed in the equity distribution agreement to provide indemnification and contribution to our Agents against certain civil liabilities, including liabilities under the Securities Act.

The offering of our common stock pursuant to equity distribution agreement will terminate upon the earlier of (1) the sale of all of the shares of our common stock subject to the equity distribution agreement and (2) the termination of the equity distribution agreement by us, by our Agent or by its terms, as applicable.

Each of our Agents and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Each of our Agents and its affiliates may, from time to time, perform various financial advisory, financing and investment banking services for us, for which they will receive customary fees and expenses.

SunTrust Robinson Humphrey, Inc. is one of two joint lead arrangers and joint book runners, SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., is syndication agent, and J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, and Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, are each lenders under our $300 million unsecured 2011 term loan. To any extent our $300 million unsecured 2011 term loan is fully or partially repaid using proceeds from this offering, SunTrust Bank, J.P. Morgan Chase Bank, N.A. and Bank of America, N.A. will each receive a portion of any proceeds used to make payments under our unsecured 2011 term loan agreement.

J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc. are the co-lead arrangers and book managers, J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the agent and SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., is the syndication agent under our $300 million unsecured 2013 term loan. To any extent our $300 million unsecured 2013 term loan is fully or partially repaid using proceeds from this offering, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., J.P. Morgan Chase Bank, N.A. and SunTrust Bank will each receive a portion of any proceeds used to make payments under our unsecured 2013 term loan agreement.

SunTrust Robinson Humphrey, Inc. is one of three joint lead arrangers and one of three joint bookrunners, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Morgan Stanley Bank, N.A., an affiliate of Morgan Stanley & Co. LLC, are three of the four documentation agents, SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., is administrative agent, and each of Bank of America, N.A., JPMorgan Chase Bank, N.A., Morgan Stanley Bank, N.A. and SunTrust Bank is a lender under our $500 million unsecured 2015 line of credit. To any extent our $500 million unsecured 2015 line of credit is fully or partially repaid using proceeds from this offering, SunTrust Robinson Humphrey, Inc., SunTrust Bank, J.P. Morgan Securities LLC, J.P. Morgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Morgan Stanley & Co. LLC and Morgan Stanley Bank, N.A. will each receive a portion of any proceeds used to make payments under our revolving credit agreement.

J.P. Morgan Securities LLC and SunTrust Robinson Humphrey, Inc. are two of the three co-lead arrangers and book managers, J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the agent and SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., is the documentation agent under our $170 million unsecured 2015 term loan. To any extent our $170 million unsecured 2015 term loan is fully or partially repaid using proceeds from this offering, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., J.P. Morgan Chase Bank, N.A. and SunTrust Bank will each receive a portion of any proceeds used to make payments under our unsecured 2013 term loan agreement.

To the extent proceeds from this offering are used to make any payments under our unsecured 2011 term loan, unsecured 2013 term loan, unsecured 2015 term loan or unsecured 2015 line of credit, the amounts of such payments may exceed 5% of the proceeds of this offering (not including the Agents’ discounts, if any, and commissions). Nonetheless, in accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc., or FINRA, the appointment of a qualified independent underwriter is not necessary in connection with this offering because, under FINRA Rule 5121, REITs are excluded from that requirement.

In addition, in the ordinary course of their various business activities, each of our Agents and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. Each of our Agents and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We have determined that our common shares are an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act, by Rule 101(c)(1). If we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, we will promptly notify the Agents and sales of the common shares under equity distribution agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of any our Agents, individually, and us.

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of our common stock, or the possession, circulation, or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering material or advertisements in connection with the shares of our common stock may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction

Validity of the shares

The validity of the common shares offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland. Hogan Lovells US LLP will act as counsel for the Agents.

Experts

The consolidated financial statements of Piedmont Office Realty Trust, Inc. appearing in Piedmont Office Realty Trust, Inc.’s Annual Report on Form 10-K filed on February 17, 2016 for the year ended December 31, 2015 (including the schedule appearing therein), and the effectiveness of Piedmont Office Realty Trust, Inc.’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and related schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Except as specifically described below, information included on the SEC’s website is not incorporated by reference into this prospectus supplement. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available at the offices of the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

We “incorporate by reference” into this prospectus supplement some of the documents that we have filed and will file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file subsequently with the SEC will automatically update this prospectus supplement. We incorporate by reference the documents and information listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of this prospectus supplement and up until we sell all the securities offered by this prospectus supplement (except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC, which is not deemed filed and not incorporated by reference in this prospectus supplement and the accompanying prospectus):

•	Annual Report on Form 10-K for the year ended December 31, 2015, which incorporates certain sections of our Definitive Proxy Statement on Schedule 14A filed on March 22, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;

•	Current Reports on Form 8-K filed on February 17, 2016 and May 12, 2016; and

•	The description of our common shares contained in our Registration Statement on Form 8-A, filed on February 5, 2010, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by contacting us at the following address or telephone number:

Piedmont Office Realty Trust, Inc.

11695 Johns Creek Parkway, Suite 350

Johns Creek, Georgia 30097

Attention: Secretary

We have filed a registration statement (No. 333-212973) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the common stock. The registration statement may contain additional information that may be important to you.

We also maintain an Internet site at http://www.piedmontreit.com at which there is additional information about our business, but the contents of that site are not incorporated by reference into, and are not otherwise a part of, this prospectus supplement.

PROSPECTUS

PIEDMONT OFFICE REALTY TRUST, INC.

Common Stock and Preferred Stock

PIEDMONT OPERATING PARTNERSHIP, LP

Debt Securities

Guarantee of Debt Securities of Piedmont Operating Partnership, LP by
Piedmont Office Realty Trust, Inc.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. We may offer and sell these securities from time to time in one or more offerings.

Each time that we sell securities under this prospectus, we will provide a prospectus supplement or other offering material that will contain specific information about the terms of that offering.

Piedmont Office Realty Trust, Inc. common stock is traded on the New York Stock Exchange under the symbol “PDM.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 8, 2016.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERIOD TO PROVIDE YOU WITH ANY INFORMATION OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, INCLUDING IN EACH CASE ANY INFORMATION INCORPORATED THEREIN BY REFERENCE. WE TAKE NO RESPONSIBILITY FOR, OR PROVIDE YOU WITH ANY ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY PROVIDE YOU. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT CONSTITUTE AN OFFER TO SELL ONLY THE SECURITIES OFFERED HEREBY AND THEREBY, AND ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR ANY DOCUMENT INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Piedmont,” “we,” “us” and “our” refer, collectively, to Piedmont Office Realty Trust, Inc. and its consolidated subsidiaries, including Piedmont Operating Partnership, LP; references to the “Company” refer only to Piedmont Office Realty Trust, Inc., and not to any of its subsidiaries or affiliates; and references to the “Operating Partnership” refer only to Piedmont Operating Partnership, LP, and not to its parent or subsidiaries or affiliates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell:

•	debt securities of the Operating Partnership, guaranteed by the Company,

•	common stock of the Company, and

•	preferred stock of the Company

in one or more offerings. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that offering. The prospectus supplement and any pricing supplement may also add to, update or change information contained in this prospectus. You should carefully read this prospectus, any applicable prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about the Company and the Operating Partnership and the securities offered under this prospectus. That registration statement can be read at the SEC’s web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

PIEDMONT OFFICE REALTY TRUST, INC. AND PIEDMONT OPERATING PARTNERSHIP, LP

Piedmont Office Realty Trust, Inc., or the Company, is a Maryland corporation that operates in a manner so as to qualify as a real estate investment trust (a “REIT”) for federal income tax purposes and engages in the acquisition and ownership of commercial real estate properties throughout the United States, including properties that are under construction, are newly constructed, or have operating histories. The Company was incorporated in 1997, commenced operations in 1998, and listed its common stock on the New York Stock Exchange in 2010. The Company conducts its business primarily through Piedmont Operating Partnership, LP, a Delaware limited partnership, or the Operating Partnership, and performs the management of its buildings through two wholly-owned subsidiaries, Piedmont Government Services, LLC and Piedmont Office Management, LLC. The Company is the sole general partner of the Operating Partnership and possesses full legal control and authority over its operations. The Operating Partnership is directly and indirectly 100% owned by the Company. The Operating Partnership owns properties directly, through wholly-owned subsidiaries and through both consolidated and unconsolidated joint ventures.

Our principal executive offices are located at 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097. Our main telephone number is (770) 418-8800. Our website is www.piedmontreit.com. Information contained on our website is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company files annual, quarterly and current reports and other information with the SEC. You can read the Company’s SEC filings over the Internet at the SEC’s website at www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. The Company’s SEC filings are also available in the investor relations portion of the Company’s website at www.piedmontreit.com. The information on, or accessible through, our website is not part of this prospectus unless specifically incorporated herein by reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in documents that have been filed with it. We have elected to use a similar procedure in connection with this prospectus and any prospectus supplement, which means that we can disclose important information about us by referring you to those documents that are considered part of this prospectus and any prospectus supplement. Any statement contained in this prospectus, any prospectus supplement or a document incorporated by reference in this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus or any prospectus supplement to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. A statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement. We incorporate by reference the documents listed below that were filed by us with the SEC and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the time that we sell all the securities offered by this prospectus or any prospectus supplement; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Annual Report on Form 10-K for the year ended December 31, 2015, which incorporates certain sections of our Definitive Proxy Statement on Schedule 14A filed on March 22, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;

•	Current Reports on Form 8-K filed on February 17, 2016 and May 12, 2016; and

•	the description of the Company’s capital stock contained in the Company’s Registration Statement on Form 8-A filed on February 5, 2010, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to us at the following address:

Piedmont Office Realty Trust, Inc.

11695 Johns Creek Parkway, Suite 350

Johns Creek, Georgia 30097

Attention: Secretary

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the federal securities laws. In addition, we, or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents that Piedmont files with the SEC or in connection with oral statements made to the press, potential investors or others. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates, or projections relating to the future, are forward-

looking statements within the meaning of these laws. Forward-looking statements include statements preceded by, followed by, or that include the words “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. These forward-looking statements are based on beliefs and assumptions of our management, which in turn are based on information available at the time the statements are made. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding the demand for office space in the sectors in which we operate, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the factors, including the risk factors discussed under Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which has been incorporated into this prospectus by reference.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including the risk factors incorporated by reference to the Company’s most recent Annual Report on Form 10-K, and the other information contained or incorporated by reference in this prospectus, as updated by the Company’s subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of any of our securities under this prospectus for general corporate purposes, including working capital, investment in real estate and repayment of debt. Further details relating to the use of the net proceeds from the sale of securities under this prospectus will be set forth in the applicable prospectus supplement. Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities in a manner consistent with the Company’s intention to continue to qualify for taxation as a REIT.

RATIOS OF EARNINGS TO FIXED CHARGES AND

TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The table below presents our ratio of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Six Months Ended June 30,
	2015	2014	2013	2012	2011	2016	2015
Ratio of Earnings to Fixed Charges	3.2	1.5	2.1	1.9	2.2	3.6	2.3

We have computed the consolidated ratio of earnings to fixed charges by dividing earnings by fixed charges. Earnings consist of income from continuing operations and gain on sale of real estate assets, less equity income of unconsolidated joint ventures, plus operating distributions received from unconsolidated joint ventures, plus fixed charges, less preferred dividends of consolidated subsidiaries. Fixed charges consist of interest expense, including interest expense included in discontinued operations.

There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges for each period.

DESCRIPTION OF DEBT SECURITIES

As used in this section, references to the “Operating Partnership,” “we,” “our” or “us” refer solely to Piedmont Operating Partnership, LP and not to any of its subsidiaries and references to the “Company” or “guarantor” refer solely to Piedmont Office Realty Trust, Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

This section describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus, along with any applicable modifications of or additions to the general terms of the debt securities as described in this prospectus, including the terms of any related guarantees by the Company. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

The debt securities may be offered either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities will be the Operating Partnership’s senior unsecured obligations and may be issued in one or more series.

Unless otherwise specified in a prospectus supplement, the debt securities will be issued under an indenture between the Company, the Operating Partnership and U.S. Bank National Association, as trustee. The indenture will contain the full legal text of the matters described in this section. We have summarized select portions of the indenture below. The summary is not complete and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of the terms used in the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, those sections or defined terms are incorporated by reference into this prospectus or the applicable prospectus supplement, and this summary also is subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement. The form of the indenture has been filed as an exhibit to the registration statement, and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of the Company’s board of directors and set forth or determined in the manner provided in a resolution of the Company’s board of directors, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities, along with any applicable modifications of or additions to the general terms of the debt securities as described in this prospectus, will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet). A prospectus supplement may change any of the terms of the debt securities described in this prospectus.

Unless we state otherwise in the applicable prospectus supplement, we can issue an unlimited amount of the debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal of and premium, if any, on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium, if any, and interest on the debt securities will be payable;

•	the price or prices and the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium, if any, and interest on the debt securities will be made and, if payments of principal, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series.

As discussed above, we may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. In addition, we may denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, and the principal of and any premium and interest on any series of debt securities may be payable in a foreign currency or currencies or a foreign currency unit or units. The applicable prospectus supplement will provide you with information on the federal income tax considerations and other special considerations applicable to any of the debt securities.

No Protection in the Event of a Change of Control

Except to the extent described below under “—Merger, Consolidation and Sale of Assets” or in the applicable prospectus supplement, the indenture will not prohibit the Operating Partnership or the Company or any of the Operating Partnership’s or the Company’s Subsidiaries from incurring additional indebtedness or issuing preferred equity in the future, nor will the indenture afford holders of any series of debt securities protection in the event of (1) a recapitalization or other highly leveraged or similar transaction involving the Operating Partnership or the Company, (2) a change of control of the Operating Partnership or the Company or (3) a merger, consolidation, reorganization, restructuring or transfer or lease of all or substantially all of the Operating Partnership’s or the Company’s assets or similar transactions that may adversely affect the holders of a series of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of any series of debt securities.

Ranking

The debt securities will be the Operating Partnership’s senior unsecured obligations and will rank equally in right of payment with all the Operating Partnership’s other existing and future senior unsecured indebtedness. The debt securities will be effectively subordinated in right of payment to:

•	all of the Operating Partnership’s existing and future mortgage indebtedness and other secured indebtedness (to the extent of the value of the collateral securing such indebtedness); and

•	all existing and future indebtedness and other liabilities, whether secured or unsecured, of the Operating Partnership’s subsidiaries.

Guarantee

The Company will fully and unconditionally guarantee the Operating Partnership’s obligations under the debt securities, including the due and punctual payment of principal of and premium, if any, and interest on the debt securities, whether at stated maturity, upon acceleration, upon redemption or otherwise. Under the terms of the Company’s guarantee, holders of the debt securities will not be required to exercise their remedies against the Operating Partnership before they proceed directly against the Company. The Company’s obligations under the guarantee will be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of the Company, result in the guarantee constituting a fraudulent transfer or conveyance. The guarantee will be a senior unsecured obligation of the Company and will rank equally in right of payment with all other existing and future senior unsecured indebtedness and guarantees of the Company. The Company’s guarantee will be effectively subordinated in right of payment to:

•	all existing and future mortgage indebtedness and other secured indebtedness and secured guarantees of the Company (to the extent of the value of the collateral securing such indebtedness and guarantees); and

•	all existing and future indebtedness and other liabilities, whether secured or unsecured, of the Company’s subsidiaries.

Merger, Consolidation and Sale of Assets

Unless we state otherwise in the applicable prospectus supplement, the Operating Partnership may not merge into or consolidate with or sell, lease, transfer, convey or otherwise dispose of its properties and assets substantially as an entirety to any Person or Persons unless:

•	the successor entity is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia;

•	the successor corporation assumes by supplemental indenture all of the obligations of the Operating Partnership under the indenture;

•	immediately after giving effect to the transaction, no event of default and no event which, after notice or the lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	an officer’s certificate and opinion of counsel have been delivered to the trustee to the effect that the conditions set forth above have been satisfied.

Unless we state otherwise in the applicable prospectus supplement, the Company may not merge into or consolidate with or sell, lease, transfer, convey or otherwise dispose its properties substantially as an entirety to any Person or Persons unless:

•	the successor entity is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia;

•	the successor corporation assumes by supplemental indenture all of the Company’s obligations under the indenture, including as guarantor;

•	immediately after giving effect to the transaction, no event of default and no event which, after notice or the lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	an officer’s certificate and an opinion of counsel have been delivered to the trustee to the effect that the conditions set forth have been satisfied.

The restrictions above shall not be applicable to the merger, amalgamation, arrangement or consolidation of the Operating Partnership or the Company with a Subsidiary of the Company if the Company’s board of directors determines in good faith that the purpose of such transaction is principally to change the state of incorporation or convert the form of organization to another form.

In the case of any such merger, amalgamation, arrangement, consolidation, sale, transfer, conveyance or other disposition, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, the Operating Partnership or the Company, as the case may be, under the indenture and, subject to the terms of the indenture, the Operating Partnership or the Company, as the case may be, will be released from its obligations under the indenture.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or any other entity or organization.

“Subsidiary” means, with respect to the Company or the Operating Partnership, (1) any Person, a majority of the outstanding voting stock, partnership interests, membership interests or other equity interest, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or the Operating Partnership, as the case may be, or by one or more other Subsidiaries of the Company or the Operating Partnership, as the case may be, and (2) any other entity the accounts of which are consolidated with the Company’s or the Operating Partnership’s accounts, as the case may be. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Events of Default

Unless we state otherwise in the applicable prospectus supplement, the following will be “Events of Default” with respect to any series of debt securities:

(1)	the failure to pay interest on the debt securities of such series when the same becomes due and payable, and the Default continues for a period of 30 days;

(2)	the failure to pay the principal (or premium, if any) of the debt securities of such series, when such principal (or premium, if any) becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3)	a Default in the observance or performance of any other covenant or agreement contained in the indenture with respect to such series of debt securities, and the Default continues for a period of 60 days after the Operating Partnership receives written notice specifying the Default (and demanding that such Default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of such series of debt securities;

(4)	default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt of the Company, of the Operating Partnership or of any Subsidiary of the Company or the Operating Partnership, having an aggregate principal amount outstanding of at least $50 million, whether such default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 60 days after written notice to the Operating Partnership by the trustee or holders of at least 25% in principal amount of the outstanding debt securities of such series; or

(5)	certain events of bankruptcy or insolvency affecting the Company, the Operating Partnership or any other Significant Subsidiary.

A supplemental indenture establishing the terms of a particular series of debt securities may delete, modify or add to the Events of Default described above.

If an Event of Default (other than an Event of Default specified in clause (5) above) with respect to the debt securities of a particular series shall occur and be continuing, the trustee or the holders of at least 25% of the principal amount of the debt securities of such series may declare the principal of, and accrued interest on, to be due and payable by notice in writing to the Operating Partnership and the trustee (if given by the holders) specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Notwithstanding the foregoing, if an Event of Default specified in clause (5) above with respect to the debt securities of a particular series occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on the debt securities of such series shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The indenture will provide that, at any time after a declaration of acceleration with respect to a series of debt securities as described in the preceding paragraph, the holders of a majority in principal amount of such series of debt securities may rescind and cancel such declaration and its consequences if:

•	the rescission would not conflict with any judgment or decree;

•	all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

•	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

•	the Operating Partnership has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

Holders of a majority in principal amount of a series of affected debt securities may waive any existing Default or Event of Default and its consequences with respect to the series, except a Default (i) in the payment of the principal of or interest on the debt securities or (ii) in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each debt security affected thereby.

The trustee will be required to give notice to the holders of an affected series of debt securities within 90 days of a default under the indenture unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of such series of debt securities of any default with respect to such series of debt securities (except a default in the payment of the principal of or premium, if any, or interest on the series of debt securities) if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

The indenture will provide that no holders of a series of debt securities may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default with respect to such series of debt securities from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of reasonable indemnity and no direction inconsistent with that request has been given to the trustee by holders of a majority in aggregate principal amount of the outstanding debt securities of such series. This provision will not prevent, however, any holder of debt securities of a series from instituting suit for the enforcement of payment of the principal of or premium if any, or interest on the debt securities of such series on or after the respective due dates thereof.

Subject to provisions in the indenture relating to its duties in case of default, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders of such series of debt securities shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of a series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture or which may involve the trustee in personal liability or be unduly prejudicial to the holders of the debt securities of such series not joining therein.

The Operating Partnership will be required to provide an officers’ certificate to the trustee promptly upon becoming aware of any Default or Event of Default, specifying such Default or Event of Default and further stating what action the Operating Partnership has taken, is taking or proposes to take with respect thereto. In addition, within 120 days after the close of each fiscal year, the Operating Partnership and the Company must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”).

Modification of the Indenture

Unless we state otherwise in the applicable prospectus supplement, from time to time, the Operating Partnership, the Company and the trustee, without the consent of the holders of the affected series of debt securities, may amend the indenture and the terms of the affected series of debt securities for certain specified purposes, including:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to conform the terms of the indenture, the series of debt securities and/or the guarantee to this “Description of Debt Securities” and to the additional terms set forth in the applicable prospectus supplement;

•	to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the Operating Partnership’s or the Company’s obligations under the indenture and the series of debt securities, in each case in compliance with the provisions thereof;

•	to comply with the rules of any applicable securities depository;

•	to make any change that would provide any additional rights or benefits to the holders of a series of debt securities (including to secure such series of debt securities, add guarantees with respect thereto, transfer any property to or with the trustee, add to the Operating Partnership’s covenants for the benefit of the holders of such series of debt securities, add any additional events of default for such series of debt securities, or surrender any right or power conferred upon the Operating Partnership or the Company) or that does not adversely affect the legal rights hereunder of any holder of such series of debt securities in any respect; or

•	to supplement any provision of the indenture as shall be necessary to permit or facilitate the defeasance and discharge of such series of debt securities in accordance with the indenture; provided that such action shall not adversely affect the interests of any of the holders of such series of debt securities in any material respect.

In formulating its opinion on such matters, the trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture may be made with the consent of the holders of a majority in principal amount of all then outstanding debt securities of the affected series, except that, without the consent of each holder of debt securities of the affected series, no amendment may:

•	reduce the above-stated percentage of outstanding debt securities of such series necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to change voting requirements set forth in the indenture;

•	reduce the rate of, change or have the effect of changing the time for payment of interest, including defaulted interest, on such series of debt securities;

•	reduce the principal amount of, change or have the effect of changing the stated maturity of such series of debt securities, or change the date on which such series of debt securities may be subject to redemption or repurchase or reduce the redemption price or repurchase price therefor;

•	make such series of debt securities payable in currency other than that stated in such series of debt securities or change the place of payment of such series of debt securities from that stated in such series of debt securities or in the indenture;

•

make any change in provisions of the indenture protecting the right of each holder of debt securities of such series to receive payment of principal of and interest on such series of debt securities on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of debt securities of such series to waive Defaults or Events of Default;

•	make any change to or modify in any manner adverse to the holders of debt securities of such series the terms and conditions of the obligations of the Company under the guarantee;

•	make any change to or modify the ranking of such series of debt securities that would adversely affect the holders thereof;

•	make any change in these amendment and waiver provisions; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the debt securities of such series.

In determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder, the indenture will provide that debt securities of such series owned by the Operating Partnership, the Company or any other obligor upon such series of debt securities or any affiliate of the Operating Partnership, the Company, or of the other obligor shall be disregarded.

Satisfaction, Discharge and Defeasance

The Operating Partnership and the Company may terminate their obligations under the indenture with respect to one or more series of debt securities, when:

•	either:

•	all the debt securities of such series that have been authenticated and delivered have been delivered to the trustee for cancellation; or

•	all the debt securities of such series issued that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year (“discharge”) or are to be called for redemption on a redemption date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in the Operating Partnership’s name and at the Operating Partnership’s expense, and the Operating Partnership has deposited or caused to be deposited with the trustee, in trust, sufficient funds to pay and discharge the entire indebtedness on such series of debt securities to pay principal (and premium, if any), interest and any additional amounts, to the date of such deposit (if the debt securities of such series have become due and payable) or to the maturity date or redemption date, as the case may be;

•	the Operating Partnership has paid or caused to be paid all other sums then due and payable under the indenture with respect to the debt securities of such series; and

•	the Operating Partnership has delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to the debt securities of such series have been complied with.

The Operating Partnership and the Company may elect to have their obligations under the indenture discharged with respect to the outstanding debt securities of one or more series (“legal defeasance”). Legal defeasance means that the Operating Partnership will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series and to have satisfied all of its obligations under the debt securities of such series and the indenture with respect to such series of debt securities, except for:

•	the rights of holders of such series of debt securities to receive principal (and premium, if any), interest, if any, on such series of debt securities and any additional amounts when due;

•	the Operating Partnership’s obligations with respect to such series of debt securities concerning the issuance of temporary debt securities; registration and transfer of debt securities; replacement of mutilated, destroyed, lost or stolen debt securities; compensation of the trustee from time to time for its services rendered under the indenture; maintenance of an office or agency for payment; and holding in trust sums sufficient for the payment of additional amounts, if any;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the legal defeasance provisions of the indenture.

In addition, the Operating Partnership and the Company may elect to have their obligations released with respect to one or more series of debt securities with respect to certain covenants in the indenture (“covenant defeasance”). Any failure to comply with these obligations will not constitute an Event of Default with respect to such series of debt securities. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “—Events of default” will no longer constitute an event of default with respect to the debt securities of such series. Upon any legal defeasance (but not covenant defeasance) the Company will be released from its guarantee of the debt securities of such series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of a series:

•	the Operating Partnership or the Company must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of the holders of debt securities of such series:

•	money in dollars or in such foreign currency in which debt securities of such series are payable in at stated maturity;

•	non-callable U.S. government obligations; or

•	a combination of money and non-callable U.S. government obligations,

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, the principal of, premium, if any, and interest on the outstanding debt securities of such series on the day on which such payments are due and payable in accordance with the terms of the indenture and of the debt securities of such series. Before such deposit, the Operating Partnership may make arrangements satisfactory to the trustee for the redemption of any debt securities of such series at a future date in accordance with any redemption provisions contained in any supplemental indenture relating to such series of debt securities, which shall be given effect in applying the foregoing;

•	in the case of legal defeasance, the Operating Partnership has delivered to the trustee an opinion of counsel to the effect that (i) the Operating Partnership shall have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•	in the case of covenant defeasance, the Operating Partnership has delivered to the trustee an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to the same U.S. federal income tax as would be the case if the covenant defeasance had not occurred;

•

no Event of Default or event with which notice or lapse of time or both would become an Event of Default with respect to such series of debt securities has occurred and is continuing at the date of such deposit, or solely in the case of events of default due to certain events of bankruptcy, insolvency or reorganization, during the period ending on the 91st day after the date of, such deposit;

•	such legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest for the purposes of the Trust Indenture Act with respect to any of the Operating Partnership’s or the Company’s securities;

•	such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which the Operating Partnership or the Company are a party, or by which the Operating Partnership or the Company are bound;

•	such legal defeasance or covenant defeasance will not cause any securities listed on any registered national stock exchange under the Exchange Act to be delisted;

•	such legal defeasance or covenant defeasance will be effected in compliance with any additional terms, conditions or limitations which may be imposed on the Operating Partnership or the Company in connection therewith; and

•	the Operating Partnership has delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

No Conversion Rights

The debt securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

Governing Law

The indenture, the debt securities and the guarantees endorsed on the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF PIEDMONT OFFICE REALTY TRUST, INC. CAPITAL STOCK

We have summarized certain terms and provisions of the Company’s common stock in this section. The summary is not complete. We have also filed the Company’s charter and bylaws as exhibits to the registration statement. The rights of the Company’s stockholders are also subject to Maryland law, under which the Company was incorporated. You should read the charter and bylaws for additional information before you buy any common stock.

As used in this section, references to “we,” “our” or “us” refer solely to Piedmont Office Realty Trust, Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

General

The following description of our capital stock is not complete, but is a summary of portions of our charter and is qualified in its entirety by reference to our charter. Under our charter, we have authority to issue a total of 1,000,000,000 shares of capital stock. Of the total shares authorized, 750,000,000 shares are designated as common stock with a par value of $0.01 per share, 100,000,000 shares are designated as preferred stock, and 150,000,000 shares are designated as shares-in-trust, which would be issued only in the event that there is a purported transfer of, or other change in or affecting the ownership of, our capital stock that would result in a violation of the restrictions on ownership and transfer described below. As of August 2, 2016, (i) 145,229,642 shares of our common stock were issued and outstanding and (ii) no shares of preferred stock or shares-in-trust were issued and outstanding. Our board of directors, without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

Except as may otherwise be specified in the terms of any other class or series of common stock, the holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors. Our charter does not provide for cumulative voting in the election of directors. As such, the holders of a majority of the outstanding shares of our common stock can elect our entire board of directors, including all of the directors then standing for election, and the holders representing a minority of the outstanding shares of our common stock will be unable to elect any directors. Subject to any preferential rights of any outstanding class or series of preferred stock and to the distribution of specified amounts upon liquidation with respect to shares-in-trust, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors in its discretion and declared by us out of funds legally available therefor, and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. Holders of shares of our common stock will neither have preemptive rights, which provide an automatic option to purchase any new shares that we issue, nor any appraisal rights.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to the common stock. No shares of our preferred stock are presently outstanding. Our board of directors may issue preferred stock at any time in the future without stockholder approval. If the board of directors approves the issuance of preferred stock, such issuance could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Power to Reclassify Shares of Our Stock

Subject to the provisions of any outstanding shares of capital stock, our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including our preferred stock. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to restrictions on the transfer and ownership of our stock contained in our charter, the terms of such class or series, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

Power to Issue Additional Shares of Common Stock and Preferred Stock

Our board of directors has the power, without stockholder approval, to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of shares of any class or series that we have authority to issue. We believe that these powers, together with the power to issue additional authorized but unissued shares of our common stock or preferred stock and the power to classify or reclassify any unissued shares of stock into other classes or series of stock, will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other capital needs. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders unless stockholder action is required by applicable law or the rules of any national securities exchange on which our securities may be listed or traded.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT, during the last half of each taxable year, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code of 1986, as amended (the “Code”), to include certain entities. In addition, the outstanding shares must be beneficially owned by 100 or more persons during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, we cannot assure you that this prohibition will be effective.

In order to assist us in preserving our status as a REIT, among other purposes, our charter generally prohibits any person (unless exempted by our board of directors) from actually or constructively owning more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or the outstanding shares of any class or series of our preferred stock. Our charter further prohibits any person from (a) transferring shares of our stock if the transfer would result in our stock being actually owned by fewer than 100 persons or (b) actually or constructively owning shares of our stock that would result in our (i) being “closely held” under Section 856(h) of the Code, (ii) constructively owning 9.9% or more of the ownership interests in any of our tenants or any tenant of the Operating Partnership or any of our direct or indirect subsidiaries or (iii) otherwise failing to qualify as a REIT. Our board of directors may, prospectively or retroactively, exempt a person from the 9.8% ownership limit upon receipt of evidence deemed satisfactory by it, in its sole discretion, that a proposed acquisition or transfer will not result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT.

Any transfer of shares of our stock that, if effective, would result in a violation of any of the foregoing restrictions on ownership and transfer of our stock will be null and void and the intended transferee will acquire no rights in such shares. However, if there is a transfer of shares of our stock in violation of any of the foregoing restrictions, the number of shares causing the violation (rounded up to the next whole number of shares) will be automatically converted into an equal number of shares-in-trust having terms, rights, restrictions and qualifications identical thereto, except to the extent our charter requires different terms, and will be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries. The transfer to the trust will be effective as of the close of business on the business day preceding the date of the violative transfer. We will designate a trustee of the share trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the share trust. Shares-in-trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. The trustee may vote any shares held in trust.

Any dividend or other distribution with a record date on or after the date shares of our stock were converted to shares-in-trust which is paid to the intended transferee will be repaid to the share trust and any dividend or other distribution declared but unpaid will be paid to the trustee to hold in trust for the benefit of the beneficiary. We will take all measures that we determine are necessary to recover the amount of any dividend or other distribution paid to the intended transferee, including, if necessary, withholding any portion of future dividends or other distributions payable on shares of our stock owned by the intended transferee and, as soon as reasonably practicable thereafter, paying to the share trust for the benefit of the beneficiary the dividends or other distributions so withheld. The trustee will be entitled to vote the shares-in-trust on any matters on which holders of shares of the same class or series are entitled to vote. Subject to Maryland law, any vote cast by the intended transferee prior to our discovery that shares have been converted into shares-in-trust will be rescinded and recast by the trustee in its sole and absolute discretion. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created the shares-in-trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer for a period of 20 days after the later of the date of the transaction resulting in the conversion of shares of our stock into shares-in-trust or, if we did not receive notice of the transaction, the date that we determine in good faith that such transaction occurred.

If we do not purchase the shares-in-trust, the trustee will sell the number of shares represented by the shares-in-trust to a person designated by the trustee, whose ownership of the shares will not violate the above restrictions on ownership and transfer of our stock. Within five business days after the closing of the sale, the intended transferee will receive the lesser of (i) the price per share in the transaction that created the shares-in-trust (or, in the case of a devise or gift, the market price on the date of such transfer) and (ii) the price per share received by the trustee net of any commissions and other expenses of the sale. Any amount received by the trustee in excess of the amount paid to the intended transferee will be distributed to the beneficiary.

Any person who (1) acquires shares in violation of the foregoing restrictions or who owns shares that were transferred to any such trust is required to give immediate written notice to us of such event and (2) any person who proposes or attempts to transfer or own such shares is required to give us 15 days’ written notice prior to such transaction.

In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification. The restrictions on ownership and transfer of our stock generally do not apply to the underwriter in a public offering of shares for a period of 60 days following the initial purchase by the underwriter of shares in the offering.

Any person who owns more than 5% (or such lower percentage as determined pursuant to regulations under the Code or as may be requested by our board of directors in its sole discretion) of our outstanding shares during any taxable year must give us written notice setting forth such person’s name and address, the number of shares beneficially owned, directly or indirectly, and a description of how such shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of such person’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits and other restrictions on ownership and transfer of stock set forth in our charter. In addition, each stockholder must promptly provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or other governmental agency or to determine such compliance.

Meetings, Voting Requirements and Access to Records

An annual meeting of our stockholders will be held each year. Special meetings of stockholders may be called by our board of directors, the chairman of our board, the chief executive officer or the president and must be called, subject to the satisfaction of certain procedural and information requirements by the stockholders requesting the meeting, by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at such meeting. The presence either in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum. Generally, a majority of the votes cast is necessary to take stockholder action at a meeting at which a quorum is present, except that a plurality of the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director and except for those matters described in “Certain Provisions of Maryland Law and Piedmont Office Realty Trust, Inc.’s Charter and Bylaws—Removal of Directors” and “—Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws.”

Stockholders have rights under Rule 14a-7 under the Exchange Act which provides that, upon the request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or, at our option, provide requesting stockholders with a copy of a list of our stockholders so that the requesting stockholders may make the distribution of proxies themselves. The list provided by us will include each stockholder’s name and address and the number of shares owned by each stockholder and will be sent within five business days of the receipt by us of the request.

Listing

Our common stock is listed on the NYSE under the symbol “PDM.”

Transfer Agent and Registrar

Computershare, Inc. serves as the transfer agent and registrar for the common stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND PIEDMONT OFFICE REALTY TRUST, INC.’S CHARTER AND BYLAWS

The following description of the terms of the Company’s stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the applicable Maryland law and to our charter and bylaws, copies of which are filed as exhibits to the registration statement.

As used in this section, references to “we,” “our” or “us” refer solely to Piedmont Office Realty Trust, Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

Number of Directors; Vacancies

Our charter provides that the number of directors will be set by our board of directors pursuant to our bylaws, provided that the number is not fewer than the minimum number required by the Maryland General Corporation Law (the “MGCL”). Our bylaws provide that a majority of our entire board of directors may, at any time, increase or decrease the number of directors, provided that the number is not fewer than the minimum number required by the MGCL nor more than 15. In addition, our bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, will be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve until the next annual meeting of stockholders and until a successor is duly elected and qualifies.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees, except upon the existence of cause for removal and a substantial affirmative vote.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). Special meetings of stockholders may be called by our board of directors, the chairman of our board, the chief executive officer or the president, and must be called, subject to the satisfaction of certain procedural and information requirements by the stockholders requesting the meeting, by our secretary upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at such meeting. These provisions, combined with the advance notice provisions of our bylaws, which are set forth below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or any such other business and who has complied with the advance notice procedures of our bylaws; and

•	with respect to special meetings of stockholders, only the business specified in our notice of the meeting may be conducted at the meeting. Nominations of individuals for election to our board of directors at a special meeting at which directors are to be elected may be made only:

•	by or at the direction of our board of directors;

•	by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with our bylaws and that has supplied the information required by our bylaws about each individual whom the stockholder proposes to nominate for election as a director; or

•	provided that the special meeting has been called by our board of directors, the chairman of our board, the chief executive officer or the president for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of our bylaws.

Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the release of the proxy statement for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for election or re-election to our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters. In each case the notice must include the name and address of and number of shares owned by the stockholder.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, effect certain mergers or consolidations, sell all or substantially all of its assets, convert into another entity, engage in a share exchange or engage in a similar transaction outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions (which have been first declared advisable by our board of directors) by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws provide that our board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that such rights will apply with respect to all or any classes or series of stock classified or reclassified in the future.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares beneficially owned by the acquiring person, by officers or by employees who are directors of the corporation are excluded from the vote on whether to accord voting rights to control shares. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting powers:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of issued and outstanding control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel our board of directors to call a special meeting of stockholders, to be held within 50 days of demand, for the purpose of considering the voting rights of such shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, we may repurchase any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of any meeting of stockholders at which the voting rights of the shares were considered and not approved or, if no such meeting is held, the date of the last control share acquisition.

If voting rights for control shares are approved at a stockholders’ meeting and the acquiring person becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of appraisal rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to:

•	shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. We can provide no assurance that our board of directors will not amend or eliminate such provision at any time in the future.

Business Combinations

The MGCL prohibits “business combinations” between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges, or, in circumstances specified in the MGCL, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding voting stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding stock.

A person is not an interested stockholder under the MGCL if our board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act. However, our board of directors may, by resolution, opt into the business combination statute in the future. We can provide no assurance that our board of directors will not opt back into the provisions of this law. Should our board opt into the business combination statute or fail to first approve a business combination, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Other Anti-Takeover Provisions of Maryland Law

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and our bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require that such removal be for cause (as defined in our charter), (b) vest in the board the exclusive power to fix the number of directorships, (c) allow most vacancies on the board of directors to be filled only by the remaining directors and (d) unless called by the chairman of our board, our chief executive officer, our president or the board, require the request of stockholders entitled to cast a majority of all votes entitled to be cast on any matter that may properly be considered at a special meeting to call such a meeting.

Ownership Limit

Our charter generally prohibits any person (unless exempted prospectively or retroactively by our board of directors) from actually or constructively owning more than 9.8% (by value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or the outstanding shares of any class or series of our preferred stock. For more information regarding these restrictions, see “Description of Capital Stock—Restrictions on Ownership and Transfer.” We have committed not to use the ownership limit contained in our charter as an anti-takeover device.

Indemnification and Limitation of Liability

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt by us of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by such person or on such person’s behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former director or officer or (2) any individual who, while a director or officer and, at our request, serves or has served another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, against any claim or liability arising from his or her service in that capacity and to pay or reimburse such individual’s reasonable expenses in advance of final disposition of a proceeding.

Our board believes that these provisions will facilitate our ability to attract and retain qualified director and officer candidates and may aid in our obtaining director and officer liability insurance and controlling insurance costs. We believe that provisions of this nature are similar to the provisions provided by many other publicly traded companies and, thus, will allow us to compete with those companies for the most qualified candidates.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The business combination provisions of Maryland law (if our board of directors opts into the business combination statute or fails to first approve a business combination), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the provisions of our charter relating to removal of directors, restrictions on ownership and transfer of our stock and the board’s power to issue additional shares of common stock or preferred stock and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. However, these provisions may also discourage certain coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms. However, we have committed not to use the ownership limit contained in our charter as an anti-takeover device.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

We can issue the securities covered by this prospectus in definitive form or in the form of one or more global securities. The applicable prospectus supplement will describe the manner in which the securities offered thereby will be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion describes the material U.S. federal income tax considerations relating to the Company’s treatment as a REIT under the Code, and relating to the acquisition, ownership and disposition of shares of the Company’s common stock. If the Company offers equity securities other than common stock (such as preferred stock or depositary shares), if the Operating Partnership offers debt securities, or if any selling security holder sells such securities, information about any additional federal income tax consequences to holders of those securities will be included in the applicable prospectus supplements. Because this is only a summary, it may not contain all of the information that may be important in your specific circumstances. As you review this discussion, you should keep in mind that:

(1)	The tax considerations to you may vary depending on your particular tax situation;

(2)	Special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Code;

(3)	This summary does not address state, local or non-U.S. tax considerations;

(4)	This summary deals only with persons who hold shares of the Company’s common stock as “capital assets” within the meaning of Section 1221 of the Code; and

(5)	This discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with an independent tax advisor to determine the effect of acquiring, owning and disposing of shares of the Company’s common stock in your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the Code, final, temporary and proposed regulations promulgated by the U.S. Treasury Department, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, referred to in this prospectus as the IRS, and judicial decisions. The reference to IRS interpretations and practices includes IRS practices and policies reflected in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that received the ruling. In each case, these sources are relied on as they exist on the date of this prospectus. Future legislation, regulations, administrative interpretations and judicial decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively.

Taxation of the Company

The Company elected to be taxable as a REIT commencing with its taxable year ending December 31, 1998. The Company has received the opinion of King & Spalding LLP that, commencing with such taxable year and continuing through its taxable year ended December 31, 2015, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current organization and method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of King & Spalding LLP is based on various assumptions relating to the organization and operation of the Company. It is also conditioned upon factual representations and covenants made by the Company regarding its organization, assets and the past, present and future conduct of its business operations. While the Company intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the Company’s circumstances, no assurance can be given by King & Spalding LLP or by the Company that it will so qualify for any particular year. King & Spalding LLP has no obligation to advise the Company or the holders of the Company’s common stock of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not successfully challenge the conclusions set forth in such opinion.

If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that it distributes currently to its stockholders, because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to its stockholders. This substantially eliminates the federal “double taxation” on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a non-REIT “C” corporation. However, stockholders who are taxed at individual rates generally are taxed on dividends they receive from non-REIT “C” corporations at capital gains rates, whereas REIT dividends that are not designated as capital gain dividends are taxed at the higher ordinary income rates. In addition, stockholders who are taxed at regular corporate rates will receive the benefit of a dividends received deduction on dividends from non-REIT “C” corporations that substantially reduces the effective rate that they pay on such dividends, whereas no such deduction is allowable with respect to REIT dividends. Still, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income taxation than if such were earned by a non-REIT “C” corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at capital gains rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

Even if the Company qualifies for taxation as a REIT, it will be subject to federal income taxation as follows:

•	The Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gain.

•	The Company may be subject to the “alternative minimum tax” on its undistributed items of tax preference, if any, under certain circumstances.

•	If the Company has (a) net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, the Company will be subject to tax at the highest corporate tax rate on such income.

•	The Company’s net income from “prohibited transactions” will be subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property (other than foreclosure property) held as inventory or otherwise primarily for sale to customers in the ordinary course of business.

•	If the Company fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains qualification as a REIT because other requirements are met, the Company will be subject to a tax equal to the gross income attributable to (1) the greater of either (a) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% gross income test for the taxable year or (b) the amount by which 95% of its gross income (90% for taxable years beginning before October 23, 2004) exceeds the amount of its income qualifying for the 95% gross income test for the taxable year, multiplied in either case by (2) a fraction intended to reflect the Company’s profitability.

•	The Company will be subject to a 4% nondeductible excise tax on the excess of the required distribution for the calendar year (as described below) over the sum of amounts actually distributed in such calendar year, excess distributions from the preceding calendar year, and undistributed income on which the Company paid federal income tax. The required distribution for each calendar year is equal to the sum of:

•	85% of the Company’s REIT ordinary income for the year,

•	95% of the Company’s REIT capital gain net income for such year, and

•	any undistributed taxable income from prior taxable years.

•	The Company will be subject to a 100% penalty tax on some payments received from tenants or from the Company’s taxable REIT subsidiaries, on certain expenses deducted by the Company’s taxable REIT subsidiaries, and on certain services provided to the Company by its taxable REIT subsidiaries, if arrangements involving the Company’s taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

•	If the Company acquires any assets from a regular “C” corporation in a transaction in which the basis of the assets in the Company’s hands is determined by reference to the basis of the assets (or any other property) in the hands of the “C” corporation, the Company would have to pay corporate income tax, at the highest applicable corporate rate, on the “built-in gain” with respect to those assets if the Company were to dispose of those assets within 10 years after acquiring them. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time the Company acquires the asset.

•	If the Company fails to satisfy one of the REIT asset tests (other than certain de minimis failures), but nonetheless maintains its qualification as a REIT because other requirements are met, the Company will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets during the period of time that the Company held the assets as non-qualifying assets by the highest rate of tax applicable to corporations.

•	If the Company fails to satisfy certain of the REIT qualification requirements under the Code (other than the gross income and asset tests), and the failure is due to reasonable cause and not willful neglect, the Company may be required to pay a penalty of $50,000 for each such failure.

•	If the Company fails to comply with the requirements to send annual letters to certain shareholders requesting information regarding the actual ownership of the Company’s outstanding stock and the failure was not due to reasonable cause or was due to willful neglect, the Company will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

•	If the Company elects to retain and pay federal income tax on its net long-term capital gain, in which case a stockholder would include in its proportionate share of the Company’s undistributed long-term capital gain in its income, would be allowed a credit for its proportionate share of the tax it is deemed to have paid, and an adjustment would be made to increase the stockholder’s basis in the Company’s common stock.

In addition, notwithstanding the Company’s status as a REIT, the Company also may have to pay certain state and local income taxes, because not all state and local jurisdictions treat REITs the same as they are treated for federal income tax purposes. Moreover, the Company’s taxable REIT subsidiary (as further described below) is subject to federal, state and local corporate income taxes on its net income.

Relief Provisions

The Code provides relief from violations of the REIT qualification requirements in certain circumstances which, if available, would allow the Company to continue to be taxable as a REIT. For example, relief may be available for a violation of the REIT gross income requirements, as described below under “Operational Requirements—Gross Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “Operational Requirements—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of penalty tax. If the Company fails to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable the Company to maintain its qualification as a REIT. Even if these relief provisions are available to the Company, the amount of any resultant penalty tax could be substantial and impair its ability to maintain operations or make distributions to the Company’s stockholders.

Requirements for Qualification as a REIT

In order for the Company to qualify as a REIT, it must meet and continue to meet the requirements discussed below relating to its organization, sources of income, nature of assets and distributions of income to its stockholders.

Organizational Requirements

In order to qualify for taxation as a REIT under the Code, the Company must meet tests regarding its income and assets described below. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for the REIT rules set forth in Sections 856 through 859 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	not more than 50% in value of the outstanding shares of which is owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities);

(7)	that makes an election to be a REIT (or has made such election for a previous taxable year which has not been revoked or terminated) and satisfies all relevant filing and other administrative requirements that must be met in order to elect and maintain REIT status;

(8)	that uses a calendar year for federal income tax purposes;

(9)	that does not have at the end of any taxable year any undistributed earnings and profits that were accumulated in any taxable year to which the provisions of Sections 856 through 859 did not apply;

(10)	that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders; and

(11)	that has not been a party to certain tax-deferred spin-off transactions.

The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year, that condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year, and that condition (6) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is treated as an individual. A pension trust that is qualified under Section 401(a) of the Code, however, generally is not considered an individual, and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of condition (6) above. Finally, the Company will be treated as having met condition (6) above if the Company complies with certain Treasury Regulations for ascertaining the ownership of its outstanding stock and if the Company did not know (or after the exercise of reasonable diligence would not have known) that its stock was sufficiently closely held during such year to cause the Company to fail condition (6).

The Company believes that it has been organized, has operated and has issued sufficient shares of beneficial ownership with sufficient diversity of ownership to allow the Company to satisfy each of the above conditions. In addition, the Company’s organizational documents contain restrictions regarding the transfer and ownership of stock that are intended to assist the Company in continuing to satisfy conditions (5) and (6) above but without causing the Company to violate the freely transferable shares requirement described in condition (2) above. See “Description of Piedmont Office Realty Trust, Inc. Capital Stock—Restrictions on Ownership and Transfer” for additional information.

Ownership of Subsidiary REIT

The Company owns indirectly 100% of the outstanding common stock of a subsidiary that has elected to be treated as a REIT for U.S. federal income tax purposes. The subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to the Company. The Company believes that the subsidiary REIT has been organized and operated and will continue to be organized and operated in a manner to permit it to qualify for taxation as a REIT for federal income tax purposes. However, if the subsidiary REIT were to fail to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. corporation income tax, as described herein, see “—Failure to Qualify as a REIT” below, and (ii) the Company’s indirect interest in the stock of the subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% voting stock asset test, and the 10% value asset test generally applicable to the Company’s ownership in non-REIT corporations, qualified REIT subsidiaries and taxable REIT subsidiaries. See “Operational Requirements—Asset Tests” below. If the subsidiary REIT were to fail to qualify as a REIT, the Company would not meet the 10% voting stock test and the 10% value test with respect to the Company’s indirect interest in such REIT, in which event the Company would fail to qualify as a REIT unless it could avail itself of certain relief provisions.

Qualified REIT Subsidiaries

For purposes of the requirements described herein, any corporation the Company owns that is a qualified REIT subsidiary will not be treated as a corporation separate from the Company and all of its assets, liabilities, and items of income, deduction and credit will be treated as the Company’s assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (as described below under “Operational Requirements—Asset Tests”), all of the capital stock of which is owned by a REIT.

Interests in Partnerships

In the case of a REIT that is a partner in an entity or arrangement treated as a partnership for federal tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. As a result, the Company’s proportionate share of the assets, liabilities and items of income of the Operating Partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which it directly or indirectly through the Operating Partnership or disregarded entities owns an interest, will be treated as the Company’s assets, liabilities and items of income.

Taxable REIT Subsidiaries

A REIT is also permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of the parent REIT. A taxable REIT subsidiary is subject to federal, state and local income tax as a regular “C” corporation.

Generally, a taxable REIT subsidiary may earn income that would not be qualifying income under the REIT income tests if earned directly by the parent REIT. Several provisions in the Code regarding the arrangements between a REIT and its taxable REIT subsidiary ensure, however, that the taxable REIT subsidiary will be subject to an appropriate level of federal income tax. For example, the Code limits the ability of a taxable REIT subsidiary to deduct interest payments made to its parent REIT in excess of a certain amount. In addition, the Code imposes a 100% tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Moreover, the total value of any securities held by a REIT in all of its taxable REIT subsidiaries cannot exceed 25% (or 20% for taxable years beginning after December 31, 2017) of the REIT’s total asset value.

The Company currently has one taxable REIT subsidiary, Piedmont Office Holdings, Inc. (“POH”), which owns a small limited partnership interest in the Operating Partnership, leases certain space with respect to certain properties, and conducts certain activities under service agreements with the Company. POH also has developed and owns solar panels on leased space within a property and sells power generated thereby to the property. POH is the obligor under certain intercompany debt to the Operating Partnership. The Company can give you no assurance, however, that POH or any taxable REIT subsidiaries that it forms in the future will not be limited in their ability to deduct interest payments (if any) made to the Company or the Operating Partnership. The Company also cannot assure you that the IRS would not seek to impose a 100% tax on it to the extent any taxable REIT subsidiary is undercompensated for any services it may perform for the Company’s tenants or the tenants of the Operating Partnership and the other partnerships in which the Company owns an indirect interest, or on a portion of the payments received by the Company from, or expenses deducted by, its taxable REIT subsidiaries. The subsidiary REIT has no taxable REIT subsidiaries.

Operational Requirements—Gross Income Tests

To maintain qualification as a REIT, the Company and its subsidiary REIT must each satisfy annually two gross income requirements.

•	At least 75% of gross income for each taxable year must be derived directly or indirectly from certain sources including “rents from real property,” certain interests from mortgages on real property, gains from the sale of real property or mortgages on real property and from other specified sources, including qualified temporary investment income, as described below. This is referred to as the 75% Income Test.

•	At least 95% of gross income for each taxable year must be derived from certain sources, including the sources of income that may be received for purposes of the 75% income tests, dividends, interest, gains from the sale or disposition of stock or securities and other specified sources. This is referred to as the 95% Income Test.

For purposes of both the 75% and 95% gross income tests, gross income excludes gross income from (i) dispositions of property held primarily for sale to customers in the ordinary course of a trade or business, (ii) certain foreign currency income and (iii) income and gain from certain hedging transactions.

The rents the Company will receive or be deemed to receive will qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT if the following conditions are satisfied:

•	The amount of rent received from a tenant must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales;

•	In general, neither the REIT, nor a direct or constructive owner of 10% or more of the REIT’s stock, may directly or constructively own 10% or more of the ownership interests in a tenant, or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified);

•	If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, as determined based on the average of the fair market values as of the beginning and end of the taxable year, the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•	A REIT may operate or manage its properties or provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property,” if the services are “usually or customarily rendered” in connection with the rental of space only and are not otherwise considered “rendered to the occupant.” Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances and the collection of trash) can be provided directly by the REIT. If the services provided by the Company with respect to a property are noncustomary, the income attributable to such services will constitute “impermissible tenant service income” which is nonqualifying gross income for purposes of the 95% and 75% Income Tests. In addition, if such income exceeds one percent of all amounts received or accrued with respect to that property (the “1% De Minimis Test”), then all of the amounts received from the tenants of that property, including their rent payments, will fail to qualify as “rents from real property.” For purposes of the 1% De Minimis Test, the value of the noncustomary services is deemed to be not less than (but could be more than) 150% of the Company’s direct costs of providing the noncustomary services. Noncustomary services do not create impermissible tenant service income if they are provided through a taxable REIT subsidiary or by an independent contractor from whom the Company does not derive any income, who is adequately compensated for such service, who retains a separate charge from the tenants with respect to the services it provides to them, and who is not related to the Company under certain relationship tests. Services that are customarily offered by comparable properties in the relevant market but which are considered to be rendered “to the occupant” may be provided through an independent contractor retained by the REIT, even though the contractor does not receive a separate charge from the tenant.

The Company believes that the bulk of its income and the income of its subsidiary REIT qualify under the 75% Income Test and the 95% Income Test as rents from real property in accordance with the requirements described above. In this regard, the Company believes that most of its leases and the leases entered into by its subsidiary REIT are for fixed rentals with annual “consumer price index” or similar adjustments and that none of the rentals under the leases will be based on the income or profits of any person. In addition, none of the Company’s tenants are believed to be related-party tenants. The Company believes that the rent attributable to personal property does not exceed 15% of the total rent received under any lease. The Company also believes that all or most of the services to be performed with respect to its properties and the properties of its subsidiary REIT are those usually or customarily rendered in connection with the rental of real property and not rendered to the occupant(s) of such property. The Company anticipates that in most cases any non-customary services that would create nonqualifying gross income in excess of the 1% De Minimis Test amount for any property are or will be provided by POH or another taxable REIT subsidiary or, alternatively, by an independent contractor that is adequately compensated, from whom the REIT derives no income and who retains a separate charge from the tenants for services it performs to them. The Company does not believe the amounts of non-qualifying income generated by it or its operating subsidiaries is or will be of a magnitude large enough to cause the Company to fail any of the income tests required for qualification as a REIT. The Company can give no assurance, however, that the actual future sources of its gross income or the gross income of its subsidiary REIT will allow the Company and its subsidiary REIT to satisfy the 75% Income Test and the 95% Income Test described above.

Notwithstanding the failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, an entity may still qualify as a REIT for that year if the entity is eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

•	the failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	following the identification of the failure to meet the 75% Income Test or 95% Income Test for any taxable year, the REIT files a schedule with the IRS setting forth each item of its gross income for purposes of such tests for such taxable year in accordance with Treasury Regulations.

It is not possible, however, to state whether, in all circumstances, the Company or its subsidiary REIT would be entitled to the benefit of these relief provisions. In addition, as discussed above in “—General—Taxation of the Company,” even if these relief provisions apply, a tax would be imposed on the net income attributable to the amount by which the Company fails to satisfy the applicable gross income test.

Operational Requirements—Asset Tests

At the close of each quarter of the Company’s taxable year, a REIT also must satisfy a number of tests, referred to here as the Asset Tests, relating to the nature and diversification of the REIT’s assets. For purposes of the Asset Tests, a REIT is not treated as owning the stock of a qualified REIT subsidiary or an equity interest in any entity treated as a partnership or otherwise disregarded for U.S. federal income tax purposes. Instead, a REIT is treated as owning all of the assets of a qualified REIT subsidiary or disregarded entity and its proportionate share of the assets held by any entity treated as a partnership for federal income tax purposes.

•	First, at least 75% of the value of a REIT’s total assets must be represented by real estate assets, cash, cash items and government securities. The term “real estate assets” includes real property, mortgages on real property, shares in other qualified REITs, property attributable to the temporary investment of new capital and a proportionate share of any real estate assets owned by a partnership in which the REIT is a partner or of any qualified REIT subsidiary of the REIT. For taxable years beginning after December 31, 2015, real estate assets include debt instruments of publicly offered REITs and certain personal property that is leased in connection with real property.

•	Second, no more than 25% of the REIT’s total assets may be represented by securities other than those in the 75% asset class.

•	Third, of the investments included in the 25% asset class, subject to certain exceptions, the value of any one issuer’s securities that a REIT owns may not exceed 5% of the value of the REIT’s total assets. Additionally, a REIT may not own more than 10% of the voting power or value of any one issuer’s outstanding securities. The 5% and 10% Asset Tests do not apply to securities of a taxable REIT subsidiary, such as POH.

•	Fourth, no more than 25% (20% for taxable years beginning after December 31, 2017) of the value of a REIT’s total assets may consist of the securities of one or more taxable REIT subsidiaries.

•	Fifth, for taxable years beginning after December 31, 2015, not more than 25% of the value of a REIT’s total assets may consist of debt instruments issued by publicly offered REITs to the extent not secured by real property or interests in real property.

The Company must satisfy the Asset Tests at the close of each calendar quarter. A REIT will not lose REIT status for a failure to satisfy the Asset Tests at the end of a later quarter in which the REIT has not acquired any securities or other property if such failure occurs solely because of changes in asset values. If a REIT’s failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, the REIT must cure the Asset Test failure within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets and the assets of its subsidiary REIT to ensure compliance with the Asset Tests and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

In this regard, the IRS could assert that a portion of the assets acquired by the Company pursuant to an internalization transaction in 2007, whereby the Company acquired certain asset management and property contracts and became self-managed and self-advised, would not be a qualifying asset for purposes of the

Company’s compliance with the Assets Tests. The Company believes that the value of any such non-qualifying assets, when added to the value of its other non-qualifying assets, is not of a magnitude large enough to cause the Company to fail any of the Asset Tests. The Company can give no assurance however, that the IRS will not challenge the Company’s classification or valuation of such assets or that it will satisfy the Asset Tests described above.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which generally means debt that is not subject to contingencies (subject to certain exceptions) and is not convertible to equity. A security will not, however, qualify as “straight debt” where a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities of the issuer that do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that would qualify to satisfy the 75% Income Test described above under “Requirements for Qualification as a REIT—Operational Requirements—Gross Income Tests.” The Code provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership. There are special look-through rules for determining a REIT’s share of securities held by a partnership in which the REIT holds an interest.

The Code also contains a number of provisions applicable to REITs, including relief provisions, that make it easier for REITs to satisfy the Asset Tests, or to maintain REIT qualification, notwithstanding certain violations of the Asset Tests, or certain other requirements.

One such provision applies to “de minimis” violations of the 10% and 5% asset tests described above. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that timeframe.

A second relief provision allows a REIT which fails one or more of the asset requirements, and is ineligible for relief under the de minimis rule, to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%) and (d) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time-frame.

The Company believes that the value of securities it owns in any issuer which is not a REIT, qualified REIT subsidiary, taxable REIT subsidiary or partnership, including debt securities, does not exceed 5% of the total value of its assets and that the Company complies also with the 10% voting securities limitation and 10% value limitation with respect to each issuer of the securities the Company owns. The Company can provide no assurance, however, that the IRS will agree with its determination in this regard and, to the extent that the Company fails one or more of the Asset Tests, if it does not fall within the safe harbors described above, it may fail to qualify as a REIT.

Operational Requirements—Annual Distribution Requirement

In order to be taxed as a REIT, the REIT is required to make distributions, other than capital gain distributions, to its stockholders each year in the amount of at least equal to the sum of (A) (1) 90% of its adjusted REIT taxable income (computed without regard to the dividends-paid deduction and its net capital gain, and subject to certain other potential adjustments), and (2) 90% of the REIT’s net income, if any, (after tax) from foreclosure property, minus (B) the sum of specified items of non-cash income for all tax years. While a REIT must generally pay distributions in the taxable year to which they relate, it may also pay distributions in the following taxable year if (A) they are declared in October, November, or December with a record date in these months and the REIT pays the dividends on or before January 31 of the following year; or (B) (1) they are declared before the REIT timely files its federal income tax return for the taxable year in question, and (2) they are paid on or before the first regular distribution payment date after the declaration.

Even if the Company and its subsidiary REIT satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, the Company will still be subject to federal income tax on the excess of its net capital gain and its adjusted REIT taxable income over the amount of distributions to stockholders.

In addition, if the Company fails to distribute during each calendar year at least the sum of:

•	85% of its ordinary income for that year;

•	95% of its capital gain net income other than the capital gain net income which the Company elects to retain and pay tax on for that year; and

•	any undistributed taxable income from prior periods,

the Company will be subject to a 4% nondeductible excise tax on the excess of the amount of the required distributions over the sum of (A) the amounts actually distributed plus (B) retained amounts on which corporate level tax is paid by the Company. For this purpose, distributions declared in October, November, or December with a record date in these months and paid on or before January 31 of the following year will be treated as distributed in the prior year in the year declared.

The Company and its subsidiary REIT intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that there may be timing differences between (1) the actual receipt of income and payment of deductible expenses, and (2) the inclusion of that income and deduction of those expenses for purposes of computing the REIT’s taxable income. It is also possible that the Company and its subsidiary REIT may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds the Company’s allocable share of cash attributable to that sale. In those circumstances, the REIT may have less cash than is necessary to meet its annual distribution requirement or to avoid income or excise taxation on undistributed income. The Company may find it necessary in those circumstances to arrange for financing or raise funds through the issuance of additional shares in order to meet the distribution requirements to which it is subject. If the Company or its subsidiary REIT fails to satisfy the distribution requirement for any taxable year by reason of a later adjustment to taxable income made by the IRS or in some other circumstances, the Company may be able to pay “deficiency dividends” in a later year and include such distributions in its deductions for dividends paid for the earlier year. In that event, the REIT may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends, but the Company would be required to pay an interest charge to the IRS based upon the amount of any deduction taken for deficiency dividends for the earlier year.

The Code also requires a REIT which has current or accumulated earnings and profits from non-REIT years of operation to distribute an amount equal to those earnings and profits prior to the end of its taxable year. Pursuant to the 2007 internalization transaction, the Company acquired through merger all of the business and assets of two existing C corporations which had earnings and profits. Immediately prior to the consummation of the acquisitions, however, each of the corporations made distributions to their stockholder in amounts represented to be equal to or in excess of their respective amounts of earnings and profits. The Company can give no assurance, however, that its calculation of earnings and profits prior to the mergers and the concomitant pre-merger distributions of earning and profits were sufficient to avoid termination of the Company’s REIT status. If the IRS were to successfully challenge this position and attempt to terminate the Company’s REIT status, the Company would have 90 days from the re-determination by the IRS within which to distribute the additional amounts of earnings and profits so determined in order to preserve the Company’s qualification as a REIT; however, in order to make any required distributions, the Company might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to the Company or impair its future operations.

A further requirement for satisfaction of the annual distribution requirement is that the Company’s distributions must be structured so that it is entitled to a deduction for such distributions. For taxable years beginning prior to January 1, 2015, the Company will be entitled to a deduction for dividend distributions only to the extent such dividends are deemed to be non-preferential. In order to be deemed non-preferential, the Company’s dividend distributions must be pro rata amongst similarly-situated stockholders with no preference to any stockholders of the same class. In this regard, the Company’s dividend reinvestment plan currently offers participating stockholders the opportunity to acquire additional shares of the Company’s common stock, utilizing what otherwise would be cash dividends to make such purchase, at a purchase price equal to 98% of the fair market value of shares of the Company’s common stock. Under prior versions of the Company’s dividend reinvestment plan, the purchase price was equal to 95% or 95.5% of the fair market value of shares of the Company’s common stock. In cases where a specific determination of fair market value was made prior to the Company’s shares being publicly traded, the fair market value of shares of the Company’s common stock was determined by its board of directors. The IRS has published a ruling which provides that a discount in the purchase price of a REIT’s newly-issued shares exceeding five percent of the stock’s fair market value is an additional benefit to participating stockholders that may result in a preferential dividend for purposes of Section 561 of the Code and for determining whether the annual distribution requirement for REIT qualification has been satisfied. Accordingly, while the purchase price for shares of the Company’s common stock pursuant to its dividend reinvestment plan has been set to come within the safe harbor discount amount set forth by the IRS in its published ruling, because the fair market value of the Company’s common stock prior to its listing on a national securities exchange was not susceptible to a definitive determination, the IRS could take the position that the fair market value of the Company’s common stock was actually greater than the value determined by the Company for purposes of the dividend reinvestment plan. If the IRS were to successfully challenge the Company’s valuation prior to the Company’s shares being publicly traded, the discount in the purchase price under the plan could be deemed to exceed five percent, causing all or a portion of the Company’s dividend distributions in a given year to be deemed preferential and, therefore, not deductible, as required. In such event, it is likely that the Company’s status as a REIT would be terminated for such year for a failure to satisfy the 90% annual distribution test for REIT qualification, unless the Company is able to take advantage of the “deficiency dividend” provisions set forth in the Code which would allow it to make distributions to its stockholders within a specified period of time following a determination by the IRS that it had failed the 90% annual distribution test for a given year. No assurance can be given, however, that the Company would be in a position to utilize such provisions. Although the board of directors believes that the fair market value of the Company’s shares of common stock determined by it for purposes of the dividend reinvestment plan is accurate, there can be no assurance given that the IRS will not successfully challenge the Company’s valuation or that the Company will not be deemed to have failed to satisfy the 90% annual distribution requirement. There is no assurance, either, that any statutory relief provisions will be available to enable the Company to take actions necessary to avoid termination of its status as a REIT or, if such relief provisions are available, that the Company will be able to take the actions required to maintain its status as a REIT.

As noted above, the Company may also elect to retain, rather than distribute, its net long-term capital gains. The effect of such an election would be as follows:

•	the Company would be required to pay the federal income tax on these gains;

•	taxable U.S. stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by the REIT; and

•	the basis of the stockholder’s shares would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares.

In computing its adjusted REIT taxable income, the Company uses the accrual method of accounting and depreciate depreciable property under the alternative depreciation system. The Company is required to file an annual U.S. federal income tax return, which, like other corporate returns, is subject to examination by the IRS. Because the tax law requires the Company to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the IRS could challenge positions the Company takes in computing its adjusted REIT taxable income and its distributions.

Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to the Company’s former advisor or its affiliates. If the IRS were to successfully challenge the Company’s characterization of a transaction or determination of adjusted REIT taxable income, the Company could be found to have failed to satisfy a requirement for qualification as a REIT. If, as a result of a challenge, the Company is determined to have failed to satisfy the distribution requirements for a taxable year, it would be disqualified as a REIT, unless the Company were permitted to pay a deficiency dividend to its stockholders and pay interest thereon to the IRS, as provided by the Code.

Further, some of the Company’s investments may be in the form of sale-leaseback transactions which the Company generally intends to treat as true leases for U.S. federal income tax purposes. Depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease, but is more properly treated in some other manner. If such re-characterization were successful, the Company would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the re-characterization of one or more of these transactions might cause the Company to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset the Company would be treated as holding or the income the Company would be treated as having earned and such failure could result in the Company failing to qualify as a REIT. The amount or timing of income inclusion or the loss of depreciation deductions resulting from the re-characterization would result in adjustments to the Company’s adjusted REIT taxable income and might cause the Company to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure, might increase the Company’s tax liability, or might result in a larger portion of the Company’s distributions being treated as ordinary dividend income to its stockholders.

Operational Requirements—Record Keeping

The Company must maintain certain records as set forth in Treasury Regulations in order to avoid the payment of monetary penalties to the IRS. Such Treasury Regulations require that the Company request, on an annual basis, certain information designed to disclose the ownership of the Company’s outstanding shares. The Company intends to comply with these requirements.

Failure to Qualify as a REIT

If the Company fails to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. The Company will not be able to deduct dividends paid to its stockholders in any year in which it fails to qualify as a REIT. In this situation, to the extent of the Company’s current and accumulated earnings and profits, all distributions to its stockholders that are individuals will generally be taxable at capital gains rates, and, subject to limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. The Company also will be disqualified for the four taxable years following the year during which qualification was lost unless it is entitled to relief under specific statutory provisions. It is not possible to state whether the Company would be entitled to such statutory relief in all circumstances. In addition, to re-elect REIT status after being disqualified, the Company would have to distribute as dividends, no later than the end of its first taxable year as a re-electing REIT, all of the earnings and profits attributable to non-REIT taxable years. Thus, to re-elect REIT status after being disqualified, the Company could be required to incur substantial indebtedness or liquidate substantial investments in order to make such distributions.

Prohibited Transactions Tax

Any gain that a REIT recognizes from the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (excluding sales of foreclosure property and sales conducted by taxable REIT subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all of the facts and circumstances of the particular transaction. Under a statutory safe harbor, however, the Company will not be subject to the 100% tax with respect to a sale of property if (i) the property has been held for at least two years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale are less than 30% of the net selling price of the property and (iii) the Company either (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure and other than certain involuntary conversions) in the year of sale or (b) (x) substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the Company derives no income or, for taxable years beginning after December 31, 2015, through a taxable REIT subsidiary, and (y) at least one of the following criteria is met, in each case excluding sales of foreclosure property and involuntary conversions:

•	the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of the Company’s assets as of the beginning of the taxable year;

•	the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of the Company’s assets as of the beginning of the taxable year;

•	for sales after December 31, 2015, the aggregate tax basis of property sold during the year of sale is 20% or less of the aggregate tax basis of all of the Company’s assets as of the beginning of the taxable year, and the aggregate tax basis of property sold during the year of sale and the two preceding years is 10% or less of the sum of the aggregate tax basis of all of the Company’s assets on the first day of the year of sale and the two preceding years; or

•	for sales after December 31, 2015, the aggregate fair market value of property sold during the year of sale is 20% or less of the aggregate fair market value of all of the Company’s assets as of the beginning of the taxable year, and the aggregate fair market value of property sold during the year of sale and the two preceding years is 10% or less of the sum of the aggregate fair market value of all of the Company’s assets on the first day of the year of sale and the two preceding years.

The sale of more than one property to a buyer as part of one transaction constitutes one sale for purposes of this safe harbor. Not all of the Company’s property sales will qualify for the safe harbor. Nevertheless, the Company intends to own its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning rental properties and making occasional sales of properties as are consistent with its investment objectives. However, the Internal Revenue Service may successfully contend that some of the Company’s sales are prohibited transactions, in which case the Company would be required to pay the 100% penalty tax on the gains resulting from any such sales.

Other Tax Considerations

The Company believes that the Operating Partnership and each of the partnerships in which the Operating Partnership is a joint venture partner with third parties qualifies as either a partnership or a disregarded entity for federal income tax purposes and not as an association taxable as a corporation or as a publicly traded partnership (within the meaning of Section 7704 of the Code).

If a partnership in which the Company invested were treated as an association taxable as a corporation, (i) the value of the Company’s interest in such partnership would no longer qualify as a real estate asset for purposes of the 75% asset test, (ii) the Company would cease to qualify as a REIT if its ownership interest in such partnership exceeded 10% of the partnership’s voting interests, or the value of its debt and equity interest in such partnership exceeded 5% of the value of the Company’s total assets or 10% of the value of the partnership’s outstanding debt and equity securities. Furthermore, in such a situation, distributions from such partnership to the Company would be treated as dividends, which do not qualify in satisfying the 75% gross income test described above and which therefore could make it more difficult for the Company to meet such test, and the Company would not be able to deduct its share of losses generated by such partnership in computing its net taxable income.

Taxation of Taxable U.S. Stockholders

Definitions

In this section, the phrase “U.S. stockholder” means a holder of the Company’s common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

The U.S. federal income tax treatment of a partner in a partnership that holds common stock of the Company generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to shares of the Company’s common stock generally will be taxed as described below.

Distributions Generally

Distributions to U.S. stockholders, other than capital gain distributions discussed below, will constitute dividends to the extent they do not exceed the amount of the Company’s current or accumulated earnings and profits. Such dividends, other than qualified dividend income, will be taxable to stockholders as ordinary income. As long as the Company qualifies as a REIT, these distributions are not eligible for the dividends-received deduction generally available to corporations. In addition, with limited exceptions, these distributions are not eligible for taxation at the preferential income tax rates in effect for qualified distributions received by individuals from taxable “C” corporations. Stockholders that are individuals, however, are taxed at the preferential rates on distributions designated by and received from the Company to the extent that the distributions are treated as qualified dividend income. Dividends will be treated as qualified dividend income to the extent that the income is attributable to (i) income retained by the Company in the prior taxable year on which the Company was subject to corporate level income tax (less the amount of tax), (ii) distributions received by the Company from taxable “C” corporations, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by the Company from “C” corporations in carryover basis transactions (less the amount of corporate tax on such income).

To the extent that the Company makes a distribution in excess of the amount of its current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis of a U.S. stockholder’s shares, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares will be taxable as gain realized from the sale of its shares. Distributions that the Company declares in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by the Company and received by the stockholder on December 31 of the year; provided, that the Company actually pays the distribution during January of the following calendar year. U.S. stockholders may not include any of the Company’s losses on their own federal income tax returns.

The term “earnings and profits” is a concept used extensively throughout corporate tax law, but the term is not defined in the Code. Each corporation maintains an “earnings and profits” account that helps to measure whether a distribution originates from corporate earnings or from other sources. Distributions generally decrease earnings and profits while income generally increases earnings and profits. If a corporation has positive earnings and profits, distributions generally will be considered to come from corporate earnings. As described above, if a corporation has no earnings and profits, distributions generally will be considered as a return of capital and, thereafter, as capital gain.

The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Company up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of whether the Company has any earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

Distributions to U.S. stockholders that the Company properly designates as “capital gain dividends” normally will be treated as long-term capital gains to the extent they do not exceed the Company’s actual net capital gain for the taxable year without regard to the period for which the U.S. stockholder has held its stock. If the Company designates any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the U.S. stockholder as capital gain. A corporate U.S. stockholder might be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rate of 20% in the case of stockholders who are individuals, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions. See “—Requirements for Qualification as a REIT—Operational Requirements—Annual Distribution Requirement” above for the treatment by U.S. stockholders of net long-term capital gains that the Company elects to retain and pay tax on.

Certain Dispositions of Shares of the Company’s Common Stock

In general, capital gains recognized by U.S. stockholders that are individuals upon the sale or disposition of shares of the Company’s common stock will be subject to a maximum federal income tax rate of 20% if such stock is held for more than 12 months, and will be taxed at ordinary federal income rates, with the maximum rate being 39.6%, if such stock is held for 12 months or less. The IRS has the authority to issue (but has not yet issued) regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of a capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Gains recognized by U.S. stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of shares of the Company’s common stock will be considered capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of the Company’s common stock by a U.S. stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from the Company that are required to be treated by the stockholder as long-term capital gain.

If a U.S. stockholder has shares of the Company’s common stock redeemed by the Company, such U.S. stockholder will be treated as if it sold the redeemed shares if (i) all of its shares of the Company’s common stock are redeemed (after taking into consideration certain ownership attribution rules set forth in the Code) or (ii) such redemption is (a) not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or (b) substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a distribution made with respect to the U.S. stockholder’s stock. (See “—Distributions Generally.”) U.S. stockholders should consult with their tax advisors regarding the taxation of any particular redemption of the Company’s shares.

Medicare Tax on Unearned Income

A U.S. stockholder that is an individual, an estate, or a trust (other than certain types of exempt trusts) will generally be subject to a 3.8% tax on the lesser of (1) such person’s “net investment income” for the relevant taxable year and (2) the excess of such person’s modified adjusted gross income for the taxable year over a certain threshold (which threshold will generally be (a) $250,000 in the case of a married individual filing a joint return, and (b) $200,000 in the case of an unmarried individual). A U.S. stockholder’s net investment income will generally include his or her ordinary and capital gain dividend income received in respect of the common stock of the Company, as well as gains from the sale or disposition of the Company’s common stock, unless such dividend income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive activities or securities or commodities trading activities). If you are a U.S. stockholder and are an individual, estate, or trust, you are urged to consult your own tax advisor regarding the potential applicability of this tax to your income and gains in respect of your investment in the common stock of the Company.

Passive Activity Losses and Investment Interest Limitations

Distributions made by the Company and gain arising from the sale or exchange by a U.S. stockholder of the Company’s stock will not be treated as passive activity income. As a result, a U.S. stockholder will not be able to apply any “passive losses” against income or gain relating to the Company’ stock. Distributions made by the Company, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Net capital gain derived from a disposition of the Company’s stock (or capital gain dividends) generally will be excluded from a U.S. stockholder’s investment income unless the U.S. stockholder elects to have such gain taxed at ordinary income rates.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

The Company will report to its U.S. stockholders and to the IRS the amount of distributions made or deemed made by it during each calendar year and the amount of tax withheld, if any, by it. Under some circumstances, U.S. stockholders may be subject to backup withholding (currently at a rate of 28%) on payments made with respect to, or cash proceeds of a sale or exchange of, the common stock of the Company. Backup withholding will apply only if the U.S. stockholder:

•	fails to furnish its taxpayer identification number (which, for an individual, would be his or her Social Security number);

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that it has failed properly to report payments of interest or distributions and is subject to backup withholding; or

•	under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and distribution payments or has been notified by the IRS that it is no longer subject to backup withholding for failure to report those payments.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations in certain circumstances and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the IRS. U.S. stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Statement of Stock Ownership

The Company is required to demand annual written statements from the record holders of designated percentages of the Company’s common stock disclosing the actual owners of the shares. Any record stockholder who, upon the Company’s request, does not provide the Company with required information concerning actual ownership of the shares is required to include specified information relating to its shares in its U.S. federal income tax return. The Company also must maintain permanent records showing the information the Company has received about the actual ownership of the Company’s common stock and a list of those stockholders failing or refusing to comply with the Company’s demand.

Treatment of Tax-Exempt Stockholders

Provided that a tax-exempt shareholder, except certain tax-exempt shareholders described below, has not held its shares as “debt financed property” within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business, dividend income with respect to the Company’s shares and gain from the sale of the Company’s shares will not be unrelated business taxable income, or UBTI, to a tax-exempt shareholder. Generally, “debt financed property” is property the acquisition or holding of which was financed through borrowing by the tax-exempt shareholder.

For tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Section 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, income from an investment in the Company’s common stock will constitute UBTI under certain circumstances. These prospective investors should consult with their tax advisors regarding the special UBTI rules applicable to them.

Notwithstanding the foregoing, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any pension trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10% by value of the interests in the Company. A pension-held REIT includes any REIT if:

•	at least one of such trusts holds more than 25%, by value, of the interests in the REIT, or two or more of such trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT; and

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust rather than by the trust itself.

The percentage of any REIT dividend from a pension-held REIT that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The Company believes that it is not, and does not expect to become, a pension-held REIT, and accordingly, the tax treatment described above should not apply to the Company’s tax-exempt shareholders. Because the Company’s stock is publicly traded, however, the Company cannot guarantee that it will not become a pension-held REIT in the future.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, referred to collectively as “Non-U.S. Holders,” are complex. The following discussion is intended only as a summary of these rules. Non-U.S. Holders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in the Company’s common stock, including any reporting requirements as well as the tax treatment of the investment under the tax laws of their home country.

In general, Non-U.S. Holders will be subject to regular U.S. federal income tax with respect to their investment in the Company if the income from the investment is deemed “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the United States. A corporate Non-U.S. Holder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the “branch profits tax” under Section 884 of the Code, which is imposed in addition to regular U.S. federal income tax at the rate of 30% (subject to reduction under a tax treaty, if applicable). Effectively connected income must meet various certification requirements to be exempt from withholding. The following discussion will apply to Non-U.S. Holders whose income from their investment in the Company is not effectively connected (except to the extent that the Foreign Investment in Real Property Tax Act, or FIRPTA, rules discussed below treat such income as effectively connected income).

Ordinary Dividends

The portion of distributions received by Non-U.S. Holders payable out of the Company’s earnings and profits which are not attributable to the Company’s capital gains and which are neither effectively connected with a U.S. trade or business of the Non-U.S. Holder nor treated as effectively connected income under the FIRPTA rules applicable to distributions attributable to the disposition of a U.S. real property interest, or USRPI, will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty. The Company intends to withhold at the rate of 30% on all such distributions to Non-U.S. Holders unless it receives confirmation of a Non-U.S. Holder’s entitlement to a reduction in such rate by treaty. In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of the Company’s common stock. In cases where the dividend income from a Non-U.S. Holder’s investment in the Company’s common stock is, or is treated as, effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. Holder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation.

Non-Dividend Distributions

Unless the common stock of the Company constitutes a USRPI, as described in “—Dispositions of the Company’s Common Stock” below, distributions by the Company which are not dividends out of the Company’s earnings and profits will not be subject to U.S. federal income tax to the extent such distributions do not exceed the Non-U.S. Holder’s basis in such stock but rather will reduce the adjusted basis of such shares. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends; however, the Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of the Company’s current and accumulated earnings and profits. If the Company’s common stock constitutes a USRPI, as described below, distributions by the Company to a Non-U.S. Shareholder (other than a qualified foreign pension fund or a qualified shareholder, as defined below) that exceed the sum of its earnings and profits plus the stockholder’s basis in the stock of the Company will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the Non-U.S. Holder’s share of the Company’s earnings and profits.

Capital Gain Distributions

Subject to certain exceptions described below, a distribution made by the Company to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs held by the Company directly or through pass-through subsidiaries, or “USRPI gains,” will be treated under FIRPTA as effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. federal income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. See “—Ordinary Dividends” above for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. The Company will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI gains. A capital gain dividend paid by the Company that would otherwise have been treated as a USRPI gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from the Company (see “—Ordinary Dividends” above), provided, that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient Non-U.S. Holder does not own more than 10% of that class of stock at any time during the one-year period ending on the date of the relevant distribution. Although not entirely free from doubt, capital gain dividends received by a Non-U.S. Holder from a REIT that are not USRPI gains should not be treated as ordinary dividend income under the foregoing rule and thus generally should be exempt from U.S. federal income tax, although such amounts may be subject to withholding tax. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax for a Non-U.S. Holder which is a corporation. A distribution is not a USRPI gain if the Company held the underlying asset solely as a creditor.

Notwithstanding the foregoing rules, any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a qualified foreign pension fund) who holds the Company’s stock (directly or indirectly through one or more partnerships) will not be subject to U.S. tax under FIRPTA and thus will not be subject to the withholding rules under FIRPTA.

A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

In addition, subject to the exception discussed later in this paragraph, any distribution to a “qualified shareholder” who holds the Company’s stock directly (or indirectly through one or more partnerships) will not be subject to U.S. tax under FIRPTA on distributions made with respect to that stock that are attributable to gain from sales or exchanges of USRPIs and thus will not be subject to the 35% withholding tax imposed on such distributions under FIRPTA. If a foreign investor in a qualified shareholder directly or indirectly, whether or not by reason of such investor’s ownership interest in the “qualified shareholder,” holds more than 10% of the Company’s stock, then a portion of the Company’s stock held by the qualified shareholder (based on the foreign investor’s percentage ownership of the qualified shareholder) will be treated as a USRPI in the hands of the qualified shareholder, and distributions made with respect to that stock that are attributable to gain from sales or exchanges of USRPIs will be subject to FIRPTA.

A qualified shareholder is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty with the United States which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a “qualified collective investment vehicle” (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding with respect to ordinary dividends paid by a REIT under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a USRPHC if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Dispositions of the Company’s Common Stock

Gain recognized by a Non-U.S. Holder from the sale or exchange of shares of the Company’s common stock generally will not be subject to U.S. federal income tax unless:

(1)	the investment in the Company’s common stock is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder generally will be subject to the same treatment as domestic shareholders with respect to any gain (and corporate Non-U.S. Holders may be subject to the additional branch profits tax under certain circumstances);

(2)	the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains from United States sources for the taxable year; or

(3)	the shares of the Company’s common stock constitute a USRPI.

Shares of the Company’s common stock will not constitute a USRPI if the Company is a domestically controlled REIT. The Company will be a domestically controlled REIT if, at all times during a specified testing period, less than 50% in value of the Company’s stock is held, directly or indirectly, by Non-U.S. Holders. The Company believes that it is a domestically controlled REIT and, therefore, that the sale of shares of its common stock will not be subject to taxation as U.S. real property interests. Because the Company’s stock is publicly traded, however, there can be no guarantee that the Company is or will continue to be a domestically controlled REIT.

Even if the Company does not qualify as a domestically controlled REIT, gain arising from the sale by a Non-U.S. Holder of shares of the Company’s common stock will not be subject to U.S. federal income tax as effectively connected income if:

(1)	the class of shares sold is considered (under applicable Treasury Regulations) regularly traded on an established securities market, such as the New York Stock Exchange; and

(2)	the selling Non-U.S. Holder owned, actually or constructively, 10% or less in value of the outstanding class of shares being sold throughout the shorter of the period during which the Non-U.S. Holder held such class of shares or the five-year period ending on the date of the sale or exchange.

In addition, dispositions of the Company’s stock by a qualified shareholder or a qualified foreign pension fund will not be subject to tax or withholding under FIRPTA, subject in the case of qualified shareholders to the exception described above relating to foreign investors who own more than 10% of the Company’s stock.

If gain on the sale or exchange of shares of the Company’s common stock by a Non-U.S. Holder is treated as gain from the sale of a USRPI, the Non-U.S. Holder would be subject to regular U.S. federal income tax with respect to any gain on a net basis in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting Requirements and Backup Withholding for Non-U.S. Stockholders

Non-U.S. Holders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code.

FATCA

The “Foreign Account Tax Compliance Act” or “FATCA” imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

As a general matter, and among other things, FATCA will impose a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, the Company’s stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity certifies it has no substantial U.S. owners or furnishes information regarding each substantial U.S. owner, or (iii) the foreign entity is otherwise excepted under FATCA. Under the final regulations and administrative guidance relating to FATCA, withholding is currently required with respect to dividends on the Company’s stock and will be required with respect to payments of gross proceeds from a sale or other disposition of the Company’s stock beginning on January 1, 2019. Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules of U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the U.S. federal income tax laws and interpretations thereof could adversely affect an investment in the Company’s stock.

State and Local Taxation

The Company and its operating subsidiaries, and any operating subsidiaries the Company may form in the future, may be subject to state and local tax in states and localities in which the Company or they do business or own property. The tax treatment of the Company, the Operating Partnership, any operating subsidiaries, joint ventures or other arrangements the Company or the Operating Partnership may form or enter into and the tax treatment of the holders of the Company’s common stock in local jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in the Company’s common stock.

Tax Shelter Reporting

If a holder of the Company’s common stock recognizes a loss as a result of a transaction with respect to the Company’s common stock of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a stockholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a stockholder that is either a corporation or a partnership with only corporate partners, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not exempted. The fact that a loss is reportable under these Treasury regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these Treasury regulations in light of their individual circumstances.

Taxation of Holders of Preferred Stock, Depositary Shares and Debt Securities

If the Company offers one or more series of preferred stock or depositary shares, if the Operating Partnership offers debt securities, or if selling security holders resell such securities, then there may be tax consequences for the holders of such securities not discussed herein. For a discussion of any such additional consequences, see the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell any securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale; or

•	at prices related to such prevailing market prices, or at negotiated prices.

For each series of securities, the prospectus supplement will set forth the terms of the offering including:

•	the price at which such securities will be offered;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

Underwriters and agents in any distribution contemplated hereby, including but not limited to at-the-market equity offerings, will be named in the applicable prospectus supplement. Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions, or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

In connection with an offering of securities, the underwriters may purchase and sell securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The securities, other than the common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

LEGAL MATTERS

King & Spalding LLP and Venable LLP will pass upon the validity of the securities offered by this prospectus. King & Spalding LLP will pass upon certain tax matters related to the Company.

EXPERTS

The consolidated financial statements of Piedmont Office Realty Trust, Inc. appearing in Piedmont Office Realty Trust, Inc.’s Annual Report on Form 10-K filed on February 17, 2016 for the year ended December 31, 2015 (including the schedule appearing therein), and the effectiveness of Piedmont Office Realty Trust, Inc.’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and related schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$250,000,000

Common shares

Prospectus supplement

J.P. Morgan	BofA Merrill Lynch	Morgan Stanley	SunTrust Robinson Humphrey

August 8, 2016